EXHIBIT 22




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                           PURCHASE AND SALE AGREEMENT

                                  by and among

                                STORAGE USA, INC.

                                STORAGE USA TRUST

                             SUSA PARTNERSHIP, L.P.

                                       and

                       SECURITY CAPITAL GROUP INCORPORATED

                                   dated as of

                                December 5, 2001



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                                TABLE OF CONTENTS

                                                                            PAGE


                                    ARTICLE 1

                                   DEFINITIONS

Section 1.1   "Acquisition Proposal"..........................................2
Section 1.2   "Action"........................................................2
Section 1.4   "ADA"...........................................................2
Section 1.3   "Additional Buyer Units"........................................2
Section 1.5   "Affiliate".....................................................2
Section 1.6   "Agreement".....................................................2
Section 1.7   "Alternative Acquisition Agreement".............................2
Section 1.8   "Assignment and Assumption".....................................2
Section 1.9   "Business Day"..................................................2
Section 1.10  "Buyer"....... .................................................2
Section 1.11  "Buyer Amount". ................................................2
Section 1.12  "Buyer Filings".................................................3
Section 1.13  "Buyer Financing"...............................................3
Section 1.14  "Capital Expenditure Budget and Schedule".......................3
Section 1.15  "Capitalized Lease Obligation"..................................3
Section 1.16  "CERCLA"........................................................3
Section 1.17  "Certificate"...................................................3
Section 1.18  "Claim".........................................................3
Section 1.19  "Closing".......................................................3
Section 1.20  "Closing Date"..................................................3
Section 1.21  "Code"..........................................................3
Section 1.22  "Company".......................................................3
Section 1.23  "Company Board".................................................3
Section 1.24  "Company Bylaws"................................................3
Section 1.25  "Company Charter"...............................................3
Section 1.26  "Company Common Stock"..........................................3
Section 1.27  "Company Environmental Reports".................................3
Section 1.28  "Company Expenditure Budget and Schedule "......................3
Section 1.29  "Company Leases"................................................4
Section 1.30  "Company Options"...............................................4
Section 1.31  "Company Plans".................................................4
Section 1.32  "Company Properties"............................................4
Section 1.33  "Company Reports"...............................................4
Section 1.34  "Company Stock".................................................4
Section 1.35  "Controlled Group Liability"....................................4
Section 1.36  "Credit Lines"..................................................4
Section 1.37  "Deferred Units"................................................4
Section 1.38  "Development Budget and Schedule"...............................4

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Section 1.39  "Development Properties"........................................4
Section 1.40  "Effective Time"................................................4
Section 1.41  "Electing Holder"...............................................4
Section 1.42  "Election"......................................................5
Section 1.43  "Election Deadline".............................................5
Section 1.44  "Election Form".................................................5
Section 1.45  "Employee"......................................................5
Section 1.46  "Employee Arrangements".........................................5
Section 1.47  "Environmental Claim"...........................................5
Section 1.48  "Environmental Laws"............................................5
Section 1.49  "Environmental Permits".........................................5
Section 1.50  "ERISA".........................................................5
Section 1.51  "ERISA Affiliates"..............................................5
Section 1.52  "Exchange Act"..................................................5
Section 1.53  "Financial Advisor".............................................5
Section 1.54  "FIRPTA Certificate"............................................5
Section 1.55  "GAAP"..........................................................5
Section 1.56  "Government Authority"..........................................5
Section 1.57  "Holdings"......................................................6
Section 1.58  "Holdings Interest".............................................6
Section 1.59  "HSR Act".......................................................6
Section 1.60  "Indemnifiable Action"..........................................6
Section 1.62  "Indemnified Parties"...........................................6
Section 1.61  "Indenture".....................................................6
Section 1.63  "Information Statement".........................................6
Section 1.64  "Insurance Policies"............................................6
Section 1.65  "Intellectual Property".........................................6
Section 1.66  "Investments"...................................................6
Section 1.67  "IRS"...........................................................6
Section 1.68  "Liabilities"...................................................6
Section 1.69  "Liens".........................................................7
Section 1.70  "Loan Repayment Amount".........................................7
Section 1.71  "Material Adverse Effect".......................................7
Section 1.72  "Materials of Environmental Concern"............................7
Section 1.73  "Merger"........................................................7
Section 1.74  "Merger Certificate"............................................7
Section 1.75  "Merger Consideration"..........................................7
Section 1.76  "Mortgage Notes"................................................7
Section 1.77  "No-Solicitation Period"........................................7
Section 1.78  "No-Solicitation Start Date"....................................8
Section 1.79  "Notes".........................................................8
Section 1.80  "Other Assets"..................................................8
Section 1.81  "Other Filings".................................................8
Section 1.82  "Outside Date"..................................................8
Section 1.83  "Partnership Interests".........................................8
Section 1.84  "Partnerships"..................................................8

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Section 1.85  "Paying Agent"..................................................8
Section 1.86  "Pension Plans".................................................8
Section 1.87  "Permitted Dividends"...........................................8
Section 1.88  "Permitted Liens"...............................................8
Section 1.89  "Permitted Period"..............................................8
Section 1.90  "person"........................................................9
Section 1.91  "Pre-Closing Amount"............................................9
Section 1.92  "Preferred Units"...............................................9
Section 1.93  "Projects"......................................................9
Section 1.94  "Property Joint Venture"........................................9
Section 1.95  "Property Restrictions".........................................9
Section 1.96  "Proxy Statement"...............................................9
Section 1.97  "Purchase"......................................................9
Section 1.99  "Purchase Consideration"........................................9
Section 1.100 "Purchase Price"................................................9
Section 1.101 "Purchase Price Allocation".....................................9
Section 1.101 "Purchased Assets"..............................................9
Section 1.102 "Purchased Shares"..............................................9
Section 1.103 "Purchased Subsidiaries"........................................9
Section 1.104 "Redemption"...................................................10
Section 1.105 "Regulatory Filings"...........................................10
Section 1.106 "REIT".........................................................10
Section 1.107 "Release"......................................................10
Section 1.108 "Rent Summary".................................................10
Section 1.109 "Representatives"..............................................10
Section 1.110 "Schedule 13E-3"...............................................10
Section 1.111 "SEC"..........................................................10
Section 1.112 "SEC Filings"..................................................10
Section 1.113 "Securities Act"...............................................10
Section 1.114 "Securities Laws"..............................................10
Section 1.115 "Sellers"......................................................10
Section 1.116 "Share Consideration"..........................................10
Section 1.117 "Special Committee"............................................10
Section 1.118 "Strategic Alliance Agreement".................................10
Section 1.119 "Subsidiaries".................................................11
Section 1.120 "Superior Proposal"............................................11
Section 1.121 "Superior Transaction".........................................11
Section 1.122 "Support Agreement"............................................11
Section 1.123 "Surviving Partnership"........................................11
Section 1.124 "SUSA".........................................................11
Section 1.125 "SUSA Agreement"...............................................11
Section 1.126 "SUSA Debt"....................................................11
Section 1.127 "SUSA Interest"................................................11
Section 1.128 "SUSA Management Purchase Agreement"...........................11
Section 1.129 "SUSA Subsidiaries Amount".....................................11
Section 1.130 "SUSA Units"...................................................12

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Section 1.131 "Take-Along Period"............................................12
Section 1.132 "Tax" or "Taxes"...............................................12
Section 1.133 "Tax Protection Agreements"....................................12
Section 1.134 "Tax Return"...................................................13
Section 1.135 "Tenancy Leases"...............................................13
Section 1.136 "TBCA".........................................................13
Section 1.137 "TRULPA".......................................................13
Section 1.138 "Transferred Liabilities"......................................13
Section 1.139 "Trust"........................................................13
Section 1.140 "Unit Consideration"...........................................13
Section 1.141 "Welfare Plans"................................................13


                                    ARTICLE 2

                                THE TRANSACTIONS

Section 2.1    Stock and Asset Purchase; Transferred Liabilities.............13
Section 2.2    Purchase Consideration; Redemption............................14
Section 2.3    Effective Time of the Merger..................................15
Section 2.4    Closing.......................................................15
Section 2.5    Pre-Closing Amount; Deliveries and Proceedings at Closing.....15
Section 2.6    The Merger; Effects of the Merger.............................16
Section 2.7    Conversion of Capital Stock; Conversion and Issuance of SUSA
               Units.........................................................16
Section 2.8    Options; Restricted Stock.....................................21


                                    ARTICLE 3

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 3.1    Organization and Qualification; Subsidiaries..................21
Section 3.2    Authority Relative to Agreements; Board Approval..............23
Section 3.3    Capital Stock and Units.......................................23
Section 3.4    No Conflicts; No Defaults; Required Filings and Consents......24
Section 3.5    SEC and Other Documents; Financial Statements; Undisclosed
               Liabilities ..................................................25
Section 3.6    Litigation; Compliance With Law...............................26
Section 3.7    Absence of Certain Changes or Events..........................26
Section 3.8    Tax Matters; REIT and Partnership Status......................27
Section 3.9    Compliance with Agreements; Material Agreements...............29
Section 3.10   Financial Records; Organizational Documents; Corporate
               Records.......................................................31
Section 3.11   Properties....................................................32
Section 3.12   Environmental Matters.........................................36
Section 3.13   Employees and Employee Benefits...............................39
Section 3.14   Labor Matters.................................................41
Section 3.15   Affiliate Transactions........................................41
Section 3.16   Insurance.....................................................41
Section 3.17   Proxy Statement; Schedule 13E-3; Information Statement........42

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Section 3.18   Tennessee Takeover Law........................................42
Section 3.19   Vote Required.................................................42
Section 3.20   Brokers or Finders; Opinion of Financial Advisor..............42
Section 3.21   Intellectual Property.........................................43
Section 3.22   SUSA and Holdings Agreement...................................44
Section 3.23   Knowledge Defined.............................................44


                                    ARTICLE 4

                  REPRESENTATIONS AND WARRANTIES OF THE BUYER


Section 4.1    Organization..................................................44
Section 4.2    Due Authorization.............................................44
Section 4.3    Conflicting Agreements and Other Matters............. ........45
Section 4.4    Ownership of Shares...........................................45
Section 4.5    Proxy Statement; Schedule 13E-3; Information Statement........45
Section 4.6    Buyer Financing...............................................45


                                    ARTICLE 5

                         COVENANTS RELATING TO CLOSINGS

Section 5.1    Taking of Necessary Action....................................46
Section 5.2    Take-Along Right..............................................47
Section 5.3    Strategic Alliance Agreement; Series A Preferred Stock........48
Section 5.4    Public Announcements..........................................49
Section 5.5    Conduct of the Business.......................................49
Section 5.6    No Solicitation...............................................52
Section 5.7    Information and Access........................................57
Section 5.8    Notification of Certain Matters...............................57
Section 5.9    Employee Matters..............................................57
Section 5.10   D&O Insurance; Indemnification................................58
Section 5.11   REIT Status...................................................59
Section 5.12   Shareholder Litigation........................................59
Section 5.13   Purchase Price Allocation.....................................59
Section 5.14   Sale of Shares by the Buyer...................................60


                                    ARTICLE 6

                             CONDITIONS TO CLOSINGS

Section 6.1    Conditions to Obligations of the Buyer........................60
Section 6.2    Conditions to Obligations of the Sellers......................62

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                                    ARTICLE 7

                                   TERMINATION

Section 7.1    Termination...................................................63
Section 7.2    Effect of Termination.........................................64
Section 7.3    Fees and Expenses.............................................64


                                    ARTICLE 8

                                  MISCELLANEOUS

Section 8.1    Nonsurvival of Representations and Warranties.................65
Section 8.2    Governing Law.................................................65
Section 8.3    Entire Agreement..............................................65
Section 8.4    Notices.......................................................65
Section 8.5    Successors and Assigns........................................66
Section 8.6    Amendments and Waivers........................................67
Section 8.7    Interpretation; Absence of Presumption........................67
Section 8.8    Severability..................................................67
Section 8.9    Further Assurances............................................68
Section 8.10   Remedies......................................................68
Section 8.11   Submission to Jurisdiction....................................68
Section 8.12   Waiver of Jury Trial..........................................68
Section 8.13   Counterparts and Signature....................................68
Section 8.14   Post-Closing Tax Matters......................................68

                                      -vi-


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           This PURCHASE AND SALE AGREEMENT (this "AGREEMENT"), dated as of
December 5, 2001, is made by and among Storage USA, Inc., a Tennessee corporation (the "COMPANY"), Storage USA Trust, a Maryland real estate investment trust and a wholly owned subsidiary of the Company (the "TRUST"), SUSA Partnership, L.P., a Tennessee limited partnership of which the Company is the sole general partner ("SUSA" and, together with the Company and the Trust, the "SELLERS"), and Security Capital Group Incorporated, a Maryland corporation (the "BUYER").

                                    RECITALS:

           WHEREAS, the Company owns all of the general partnership interest and a 0.8876% limited partnership interest, and the Trust owns an 87.8741% limited partnership interest, in SUSA (all such partnership interests, collectively, the "SUSA INTEREST"), and the Company owns all of the general partnership interest and a 1% limited partnership interest, and SUSA owns a 99% limited partnership interest, in SUSA Holdings LP, a Tennessee limited partnership of which the Company is the sole general partner ("HOLDINGS") (all such partnership interests, other than those owned by SUSA, collectively, the "HOLDINGS INTEREST" and, together with the SUSA Interest, the "PARTNERSHIP INTERESTS");

           WHEREAS, SUSA owns, or on or prior to the Closing (as defined herein) will own, all of the issued and outstanding shares of common stock of each of the Purchased Subsidiaries (as defined herein) (the "PURCHASED SHARES");

           WHEREAS, on the terms and subject to the conditions contained in this Agreement, the Buyer desires to purchase (or cause one or more of its Subsidiaries (as defined herein) to purchase) (i) any and all assets of the Company, (ii) the Partnership Interests from the Company, the Trust and SUSA, and (iii) the Purchased Shares from SUSA, and the Sellers, respectively, desire to sell all such assets to the Buyer (or such Subsidiaries), and the Buyer desires to assume (or cause such Subsidiaries to assume), and the Company desires to transfer, any and all liabilities, direct, indirect, absolute, contingent or otherwise, of the Company (collectively, the "PURCHASE");

           WHEREAS, on the terms and subject to the conditions contained in this Agreement, following the Purchase, the Buyer and the Sellers desire that the Company merge with and into SUSA (the "MERGER"), with the effects set forth herein and in the Revised Uniform Limited Partnership Act of the State of Tennessee ("TRULPA");

           WHEREAS, the Board of Directors of the Buyer has approved this Agreement and the transactions contemplated hereby, and the Company Board and the Special Committee (as defined herein) have each determined that this Agreement and the transactions contemplated herein are in the best interests of the Company's shareholders, and have approved this Agreement and the transactions contemplated hereby;

           WHEREAS, the parties adopt this Agreement as, and intend for the transactions (including the Merger) described herein to constitute, a plan of liquidation for federal income tax purposes;

           WHEREAS, the Company, in its capacity as the sole general partner of SUSA and Holdings and otherwise, has taken all actions necessary to authorize the transactions contemplated hereby;

           NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

           As used in this Agreement, the following terms shall have the following respective meanings:

          Section 1.1 "ACQUISITION PROPOSAL" shall have the meaning set forth in
Section 5.6(g).

          Section 1.2 "ACTION" shall mean any action, suit, arbitration, inquiry, proceeding or investigation by or before any Government Authority.

          Section 1.3 "ADA" shall have the meaning set forth in Section 3.11(e).

          Section 1.4 "ADDITIONAL BUYER UNITS" shall have the meaning set forth in Section 2.7(a)(iii).

          Section 1.5 "AFFILIATE" shall have the meaning ascribed thereto in Rule 12b-2 promulgated under the Exchange Act, and as in effect on the date hereof; PROVIDED, HOWEVER, that for purposes of this Agreement, the Buyer shall not be deemed an Affiliate of the Company.

          Section 1.6 "AGREEMENT" shall have the meaning set forth in the first paragraph hereof.

          Section 1.7 "ALTERNATIVE ACQUISITION AGREEMENT" shall have the meaning set forth in Section 5.6(b)(ii).

          Section 1.8 "ASSIGNMENT AND ASSUMPTION" shall have the meaning set forth in Section 2.5(b)(i).

          Section 1.9 "BUSINESS DAY" shall mean any day other than a Saturday, a Sunday or a bank holiday in New York, N.Y.

          Section 1.10 "BUYER" shall have the meaning set forth in the first paragraph hereof.

          Section 1.11 "BUYER AMOUNT" shall have the meaning set forth in
Section 2.2(a).

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          Section 1.12 "BUYER FILINGS" shall have the meaning set forth in
Section 5.1(b).

          Section 1.13 "BUYER FINANCING" shall have the meaning set forth in
Section 4.6.

          Section 1.14 "CAPITAL EXPENDITURE BUDGET AND SCHEDULE" shall have the meaning set forth in Section 3.11(i).

          Section 1.15 CAPITALIZED LEASE OBLIGATION" shall mean any obligation of SUSA to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real and/or personal property, which obligation is required to be (and is) classified and accounted for as a capital lease on SUSA's balance sheet in accordance with GAAP. Each Capitalized Lease Obligation is listed on Schedule 1.15.

          Section 1.16 "CERCLA" shall have the meaning set forth in Section 3.12(e).

          Section 1.17 "CERTIFICATE" shall have the meaning set forth in Section 2.7(a)(i).

          Section 1.18 "CLAIM" shall have the meaning set forth in Section 3.12(g)(i).

          Section 1.19 "CLOSING" shall have the meaning set forth in Section
2.4.

          Section 1.20 "CLOSING DATE" shall have the meaning set forth in
Section 2.4.

          Section 1.21 "CODE" shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto, including all of the rules and regulations promulgated thereunder. All section references to the Code (or Treasury Regulations) shall include all similar provisions under applicable state, local or foreign law.

          Section 1.22 "COMPANY" shall have the meaning set forth in the first paragraph hereof.

          Section 1.23 "COMPANY BOARD" shall mean the Board of Directors of the Company.

          Section 1.24 "COMPANY BYLAWS" shall mean the Amended and Restated Bylaws of the Company, as in effect on the date hereof.

          Section 1.25 "COMPANY CHARTER" shall mean the Charter of the Company, as in effect on the date hereof.

          Section 1.26 "COMPANY COMMON STOCK" shall mean the common stock, par value $0.01 per share, of the Company.

          Section 1.27 "COMPANY ENVIRONMENTAL REPORTS" shall have the meaning set forth in Section 3.12(f).

          Section 1.28 "COMPANY EXPENDITURE BUDGET AND SCHEDULE" shall have the meaning set forth in Section 3.11(i).

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          Section 1.29 "COMPANY LEASES" shall have the meaning set forth in
Section 3.11(f).

          Section 1.30 "COMPANY OPTIONS" shall have the meaning set forth in
Section 2.8(a).

          Section 1.31 "COMPANY PLANS" shall have the meaning set forth in
Section 3.13(h).

          Section 1.32 "COMPANY PROPERTIES" shall have the meaning set forth in
Section 3.11(a).

          Section 1.33 "COMPANY REPORTS" shall have the meaning set forth in
Section 3.5(a).

          Section 1.34 "COMPANY STOCK" shall mean, collectively, the Company Common Stock and any other shares of capital stock of the Company.

          Section 1.35 "CONTROLLED GROUP LIABILITY" shall have the meaning set forth in Section 3.13(h).

          Section 1.36 "CREDIT LINES" shall mean (a) the Third Amended and Restated Unsecured Revolving Credit Agreement, dated as of September 17, 2001, among SUSA, as Borrower, the Company, as General Partner, Guarantor and REIT, the Trust, as Trust and Guarantor, the Lenders described therein, and Bank One, NA, as Administrative Agent for the Lenders, (b) the Second Amended and Restated Loan Agreement, dated as of October 16, 2001, among SUSA, as Borrower, the Company, as General Partner, Guarantor and REIT, the Trust, as Trust and Guarantor and First Tennessee Bank, N.A., as Lender, and (c) the Unsecured Revolving Credit Agreement, dated as of December 19, 2000, among Storage USA Franchise Corp., as Borrower, SUSA, as General Partner and Guarantor, the Company, as Guarantor and REIT, the Trust, as Trust and Guarantor, and First Union National Bank, as Lender and Administrative Agent.

          Section 1.37 "DEFERRED UNITS" shall mean any SUSA Units which SUSA has, prior to the date hereof, agreed to issue at future dates, in partial consideration for the purchase of properties, as set forth on Schedule 1.37.

          Section 1.38 "DEVELOPMENT BUDGET AND SCHEDULE" shall have the meaning set forth in Section 3.11(j).

          Section 1.39 "DEVELOPMENT PROPERTIES" shall have the meaning set forth in Section 3.11(j).

          Section 1.40 "EFFECTIVE TIME" shall have the meaning set forth in
Section 2.3.

          Section 1.41 "ELECTING HOLDER" shall have the meaning set forth in
Section 2.7(a)(ii).

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          Section 1.42 "ELECTION" shall have the meaning set forth in Section
2.7(a)(ii).

          Section 1.43 "ELECTION DEADLINE" shall have the meaning set forth in
Section 2.7(a)(ii).

          Section 1.44 "ELECTION FORM" shall have the meaning set forth in
Section 2.7(a)(ii).

          Section 1.45 "EMPLOYEE" shall have the meaning set forth in Section 3.13(h).

          Section 1.46 "EMPLOYEE ARRANGEMENTS" shall have the meaning set forth in Section 3.13.

          Section 1.47 "ENVIRONMENTAL CLAIM" shall have the meaning set forth in
Section 3.12(g)(ii).

          Section 1.48 "ENVIRONMENTAL LAWS" shall have the meaning set forth in
Section 3.12(g)(iii).

          Section 1.49 "ENVIRONMENTAL PERMITS" shall have the meaning set forth in Section 3.12(a).

          Section 1.50 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor thereto.

          Section 1.51 "ERISA AFFILIATES" shall mean, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

          Section 1.52 "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

          Section 1.53 "FINANCIAL ADVISOR" shall have the meaning set forth in
Section 3.20(a).

          Section 1.54 "FIRPTA CERTIFICATE" shall mean a certificate in form and substance reasonably satisfactory to the Buyer duly executed and acknowledged certifying facts that would exempt from any withholding requirement under
Section 1445 of the Code any payments to the Sellers for any United States real property interests being transferred pursuant to this Agreement.

          Section 1.55 "GAAP" shall have the meaning set forth in Section
3.5(b).

          Section 1.56 "GOVERNMENT AUTHORITY" shall mean any government or state (or any subdivision thereof) of or in the United States, or any agency, authority, bureau, commission, department or similar body or instrumentality thereof, or any governmental court or tribunal.

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          Section 1.57 "HOLDINGS" shall have the meaning set forth in the
Recitals hereto.

          Section 1.58 "HOLDINGS INTEREST" shall have the meaning set forth in the Recitals hereto.

          Section 1.59 "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          Section 1.60 "INDEMNIFIABLE ACTION" shall have the meaning set forth in Section 5.10(a).

          Section 1.61 "INDEMNIFIED PARTIES" shall have the meaning set forth in
Section 5.10(a).

          Section 1.62 "INDENTURE" shall have the meaning set forth in Section
1.125 (SUSA Debt).

          Section 1.63 "INFORMATION STATEMENT" shall have the meaning set forth in Section 5.1(d).

          Section 1.64 "INSURANCE POLICIES" shall have the meaning set forth in
Section 3.16.

          Section 1.65 "INTELLECTUAL PROPERTY" shall have the meaning set forth in Section 3.21(a).

          Section 1.66 "INVESTMENTS" shall mean all equity interests of the Company or its Subsidiaries, as the case may be, in any non-publicly traded entity (other than a Subsidiary).

          Section 1.67 "IRS" shall mean the Internal Revenue Service.

          Section 1.68 "LIABILITIES" shall mean, as to any person, all debts, adverse claims, liabilities and obligations, direct, indirect, absolute or contingent of such person, whether accrued, vested or otherwise, whether in contract, tort, strict liability or otherwise and whether or not actually reflected, or required by GAAP to be reflected, in such person's or entity's balance sheets or other books and records, including (a) obligations arising from non-compliance with any law, rule or regulation of any Government Authority or imposed by any court or any arbitrator of any kind, (b) all indebtedness or liability of such person for borrowed money, or for the purchase price of property or services (including trade obligations), (c) all obligations of such person as lessee under leases, capital or other, (d) liabilities of such person in respect of plans covered by Title IV of ERISA, or otherwise arising in respect of Company Plans for Employees or their respective families or beneficiaries, (e) reimbursement obligations of such person in respect of letters of credit, (f) all obligations of such person arising under acceptance facilities, (g) all liabilities of other persons or entities, directly or indirectly, guaranteed, endorsed (other than for collection or deposit in the ordinary course of business) or discounted with recourse by such person or with respect to which the person in question is otherwise directly or indirectly liable, (h) all obligations secured by any Lien on property of such person, whether or not the obligations have been assumed, and (i) all other items which have been, or in accordance with GAAP would be, included in determining total liabilities on the liability side of the balance sheet.

          Section 1.69 "LIENS" shall mean all liens, mortgages, deeds of trust, deeds to secure debt, security interests, pledges, claims, charges, easements and other encumbrances of any nature whatsoever.

          Section 1.70 "LOAN REPAYMENT AMOUNT" shall mean an amount in cash, equal to (a) the amount of any borrowings outstanding under the Credit Lines minus (b) the SUSA Subsidiaries Amount, and to be used by SUSA for the repayment at the Closing of any borrowings outstanding under the Credit Lines, in accordance with Section 2.5(b)(ii).

          Section 1.71 "MATERIAL ADVERSE EFFECT" shall mean any change or event or effect that is or would reasonably be expected to be materially adverse to the business, assets, financial condition or results of operations of the Company and its Subsidiaries taken as a whole; it being understood that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) any change in the market price or trading volume of the Company Common Stock after the date hereof, (b) any change or event or effect caused by any action taken by Buyer or any of its Affiliates or Representatives,
(c) any change or event or effect caused by any Action previously or hereafter brought by a shareholder of the Company or a holder of SUSA Units against the Company, SUSA or any director or officer of the Company relating to the Strategic Alliance Agreement or this Agreement or the transactions contemplated hereby, (d) any change or event or effect arising out of or relating generally to the U.S. economy, (e) any change or event or effect relating generally to the industry in which the Company and its Subsidiaries operate, and (f) any change or event or effect arising out of this Agreement, compliance with the Company's covenants in this Agreement, the announcement or pendency of the transactions contemplated by this Agreement (including any cancellations of or delays in customer orders, any reduction in revenues, any disruption in supplier, distributor, partner or similar relationships or any loss of employees).

          Section 1.72 "MATERIALS OF ENVIRONMENTAL CONCERN" shall have the meaning set forth in Section 3.12(g)(iv).

          Section 1.73 "MERGER" shall have the meaning set forth in the Recitals hereto.

          Section 1.74 "MERGER CERTIFICATE" shall have the meaning set forth in
Section 2.3.

          Section 1.75 "MERGER CONSIDERATION" shall mean the Share Consideration and the Unit Consideration.

          Section 1.76 "MORTGAGE NOTES" shall mean the notes of the Company and/or one or more of its Subsidiaries that are secured by one or more Company Properties, all of which are listed on Schedule 1.76.

          Section 1.77 "NO-SOLICITATION PERIOD" shall have the meaning set forth in Section 5.6(a).

          Section 1.78 "NO-SOLICITATION START DATE" shall have the meaning set forth in Section 5.6(a).

          Section 1.79 "NOTES" shall have the meaning set forth in Section 2.2.

          Section 1.80 "OTHER ASSETS" shall have the meaning set forth in
Section 2.1(c).

          Section 1.81 "OTHER FILINGS" shall have the meaning set forth in
Section 5.1(b).

          Section 1.82 "OUTSIDE DATE" shall have the meaning set forth in
Section 7.1(b).

          Section 1.83 "PARTNERSHIP INTERESTS" shall have the meaning set forth in the Recitals hereto.

          Section 1.84 "PARTNERSHIPS" shall have the meaning set forth in
Section 3.8(h).

          Section 1.85 "PAYING AGENT" shall have the meaning set forth in
Section 2.7(b)(i).

          Section 1.86 "PENSION PLANS" shall have the meaning set forth in
Section 3.13(h).

          Section 1.87 "PERMITTED DIVIDENDS" shall mean (a) normal quarterly dividends (not to exceed $0.71 per share), declared and paid on the Company Common Stock in the ordinary course of business consistent with past practice, and (b) any corresponding distribution on SUSA Units as required under and in accordance with the provisions of the SUSA Agreement.

          Section 1.88 "PERMITTED LIENS" shall mean (i) Liens for taxes or other assessments or charges of Governmental Authorities that are not yet delinquent or that are being contested in good faith by appropriate proceedings, in each case, with respect to which adequate reserves or other appropriate provisions are being maintained by the Company or its Subsidiaries to the extent required by GAAP, (ii) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other Liens (including Liens imposed under ERISA or any Environmental Law or in connection with any Environmental Claim) imposed by law and created in the ordinary course of business for amounts not yet overdue or which are being contested in good faith by appropriate proceedings, in each case, with respect to which adequate reserves or other appropriate provisions are being maintained by the Company or its Subsidiaries, whether or not required by GAAP, (iii) the Company Leases, (iv) easements, rights-of-way, covenants and restrictions which are customary and typical for properties similar to the Company Properties and which do not (x) interfere materially with the ordinary conduct of the business of the Company and its Subsidiaries as a whole or (y) detract materially from the value or usefulness of the Company Properties taken as a whole, (v) the Liens which were granted by the Company or any of its Subsidiaries to lenders pursuant to credit agreements in existence on the date hereof which are described on Schedule 3.9(c), (vi) Liens and Property Restrictions described on Schedule 1.88, and (vii) such imperfections of title and encumbrances, if any, as are not material to the Company and its Subsidiaries, taken as a whole.

          Section 1.89 "PERMITTED PERIOD" shall have the meaning set forth in
Section 5.6(f).

          Section 1.90 "PERSON" shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, other form of business or legal entity or Government Authority.

          Section 1.91 "PRE-CLOSING AMOUNT" shall mean, with respect to any share of Company Common Stock or SUSA Unit, as applicable, an amount equal to the product of (a) the Permitted Dividend relating to the quarterly period in which the Closing occurs payable on such share or unit multiplied by (b) a fraction the denominator of which is the number of calendar days included in such quarterly period and the numerator of which is the number of days included in the period from (and including) the first day of such quarterly period to (and including) the Closing.

          Section 1.92 "PREFERRED UNITS" means SUSA's 8 7/8% Series A Cumulative Redeemable Preferred Units of Partnership Interest, as established by the fourth amendment to the SUSA Agreement.

          Section 1.93 "PROJECTS" shall have the meaning set forth in Section 3.11(j).

          Section 1.94 "PROPERTY JOINT VENTURE" shall mean each of the joint venture partnerships listed on Schedule 1.94 which holds a fee or leasehold interest in one or more Company Properties, as indicated on said Schedule.

          Section 1.95 "PROPERTY RESTRICTIONS" shall have the meaning set forth in Section 3.11(a).

          Section 1.96 "PROXY STATEMENT" shall have the meaning set forth in
Section 5.1(b).

          Section 1.97 "PURCHASE" shall have the meaning set forth in the Recitals hereto.

          Section 1.98 "PURCHASE CONSIDERATION" shall have the meaning set forth in Section 2.2.

          Section 1.99 "PURCHASE PRICE" shall mean the sum of the Purchase Consideration and the Transferred Liabilities.

          Section 1.100 "PURCHASE PRICE ALLOCATION" shall have the meaning set forth in Section 5.13.

          Section 1.101 "PURCHASED ASSETS" shall have the meaning set forth in
Section 2.1(c).

          Section 1.102 "PURCHASED SHARES" shall have the meaning set forth in the Recitals hereto.

          Section 1.103 "PURCHASED SUBSIDIARIES" shall mean Storage USA Franchise Corp and SUSA Management, Inc.

          Section 1.104 "REDEMPTION" shall have the meaning set forth in Section 2.2(b).

          Section 1.105 "REGULATORY FILINGS" shall have the meaning set forth in
Section 3.4(e).

          Section 1.106 "REIT" shall have the meaning set forth in Section
3.8(b).

          Section 1.107 "RELEASE" shall have the meaning set forth in Section 3.12(g)(v).

          Section 1.108 "RENT SUMMARY" shall have the meaning set forth in
Section 3.11(f).

          Section 1.109 "REPRESENTATIVES" mean, with respect to any person, such person's directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives.

          Section 1.110 "SCHEDULE 13E-3" shall have the meaning set forth in
Section 5.1(b).

          Section 1.111 "SEC" shall mean the United States Securities and Exchange Commission.

          Section 1.112 "SEC FILINGS" shall have the meaning set forth in
Section 5.1(b).

          Section 1.113 "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

          Section 1.114 "SECURITIES LAWS" shall have the meaning set forth in
Section 3.5(a).

          Section 1.115 "SELLERS" shall have the meaning set forth in the first paragraph hereof.

          Section 1.116 "SHARE CONSIDERATION" shall mean $42 in cash, without interest, per share of Company Common Stock, subject to (a) increase by the per share amount of any Pre-Closing Amount payable on the Company Common Stock and
(b) reduction by the per share amount of any dividend or distribution in excess of Permitted Dividends paid by the Company on the Company Common Stock after the date hereof.

          Section 1.117 "SPECIAL COMMITTEE" shall mean the special committee of the Company Board appointed by the Company Board in connection with the consideration and negotiation of certain matters relating to the Buyer and certain related matters.

          Section 1.118 "STRATEGIC ALLIANCE AGREEMENT" shall mean the Strategic Alliance Agreement, dated as of March 19, 1996, by and among the Company, SUSA, the Trust, Security Capital U.S. Realty, a Luxembourg corporation ("USREALTY"), and Security Capital Holdings S.A., a Luxembourg corporation and a wholly owned subsidiary of USRealty ("SC HOLDINGS"), to which the Buyer (both as to itself and as successor to all the rights of USRealty and SC Hold-ings under the Strategic Alliance Agreement) became party as a result of the transactions between Security Capital, USRealty and SC Holdings and the consent provided by the Company pursuant to that certain letter agreement dated July 7, 2000 between the Company and the Buyer, as the same has been or may be amended, modified or waived from time to time.

          Section 1.119 "SUBSIDIARIES" shall mean with respect to any person, any corporation, partnership, joint venture, limited liability company, business trust or other entity, of which such person, directly or indirectly, owns or controls at least 50% of the securities or other interests entitled to vote in the election of directors or others performing similar functions with respect to such corporation or other organization, or which such person otherwise controls. Without limiting the generality of the foregoing, the Company's Subsidiaries shall include (a) the Trust, (b) SUSA, and (c) each of the Purchased Subsidiaries and any entity that is a direct or indirect Subsidiary of the Trust or SUSA.

          Section 1.120 "SUPERIOR PROPOSAL" shall have the meaning set forth in
Section 5.6(g).

          Section 1.121 "SUPERIOR TRANSACTION" shall have the meaning set forth in Section 5.6(g).

          Section 1.122 "SUPPORT AGREEMENT" shall have the meaning set forth in
Section 5.2.

          Section 1.123 "SURVIVING PARTNERSHIP" shall have the meaning set forth in Section 2.6.

          Section 1.124 "SUSA" shall have the meaning set forth in the first paragraph hereof.

          Section 1.125 "SUSA AGREEMENT" shall mean the Second Amended and Restated Agreement of Limited Partnership of SUSA Partnership, L.P., dated as of September 21, 1994, as amended as of March 19, 1996, June 14, 1996, August 14, 1996 and November 12, 1998.

          Section 1.126 "SUSA DEBT" shall mean (a) the 7.125% Notes due 2003, 8.20% Notes due 2017, 6.95% Notes due 2006, 7.45% Debentures due 2018, 7.00%
Notes due 2007 and 7.50% Debentures due 2027, in each case, issued under the indenture, dated as of November 1, 1996, between SUSA, as issuer, and The First National Bank of Chicago, as trustee (the "INDENTURE"), (b) the Preferred Units,
(c) the Credit Lines, (d) the Deferred Units, (e) the Mortgage Notes, and (f) the Capitalized Lease Obligations.

          Section 1.127 "SUSA INTEREST" shall have the meaning set forth in the Recitals hereto.

          Section 1.128 "SUSA MANAGEMENT PURCHASE AGREEMENT" shall have the meaning set forth in Section 6.1(j).

          Section 1.129 "SUSA SUBSIDIARIES AMOUNT" shall mean $15,859,000.

          Section 1.130 "SUSA UNITS" shall mean any class of limited partnership units representing shares of partnership interests in SUSA, but shall not include the Preferred Units.

          Section 1.131 "TAKE-ALONG PERIOD" shall mean the period commencing on the date of termination of this Agreement pursuant to and in accordance with
Section 7.1(f) (in connection with an agreement providing for a Superior Transaction and entered into during the Permitted Period) to and including the date that is four months from such date of termination of this Agreement; PROVIDED, HOWEVER, that (a) if the meeting of the Company's shareholders referred to in Section 5.2 (including any adjournment or postponement thereof) is delayed because of a breach (including any omission by the Buyer or any of its Affiliates to take, when required, any action as to which they are contractually obligated hereunder) by the Buyer of this Agreement or any other action of the Buyer or any of its Affiliates, then the Take-Along Period shall be extended by the number of days of such delay, or (b) in the event that the Company has not been able to duly convene and hold the special meeting of its shareholders referred to in Section 5.2 on or prior to the date that is four months from such date of termination of this Agreement (x) because the requisite proxy or other related or required materials have not been cleared by the SEC sufficiently in advance of such date, PROVIDED that such proxy or other related or required materials were filed with the SEC in preliminary form within 45 days following such date of termination of this Agreement, and that the Company and the person with whom the Company has agreed to enter into a Superior Transaction have used their reasonable efforts to clear such proxy or other related or required materials with the SEC as promptly as practicable, or (y) because of another regulatory obstacle to the convening and holding of such shareholder meeting or the closing of the Superior Transaction, despite the Company's reasonable efforts to overcome such obstacle, then, in each such case referred to in the foregoing clauses (x) and (y), the Take-Along Period shall be extended until the earlier of (i) two Business Days following the date of such shareholder meeting or (ii) the date that is six months after such date of termination of this Agreement.

          Section 1.132 "TAX" OR "TAXES" shall mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and shall include any amounts payable pursuant to any tax sharing agreement or with respect to which any relevant entity is liable as a successor, pursuant to contract or otherwise.

          Section 1.133 "TAX PROTECTION AGREEMENTS" shall mean any agreement pursuant to which (a) any Liability to holders of SUSA Units relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; (b) in connection with the deferral of income Taxes of a holder of SUSA Units, the Company, SUSA or their respective Subsidiaries or the Partnerships have agreed to (i) maintain a minimum level of debt or continue a particular debt, (ii) retain or not dispose of assets for a period of time that has not since expired, (iii) make or refrain from making Tax elections, (iv) operate (or refrain from operating) in a particular manner, and/or (v) only dispose of assets in a particular manner; and/or

(c) limited partners of a Partnership have guaranteed debt of such Partnership or any other Partnership or agreed to indemnify another person for a Liability of or that relates to a Partnership.

          Section 1.134 "TAX RETURN" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          Section 1.135 "TENANCY LEASES" shall have the meaning set forth in
Section 3.11(l).

          Section 1.136 "TBCA" shall mean the Tennessee Business Corporation
Act.

          Section 1.137 "TRULPA" shall have the meaning set forth in the Recitals hereto.

          Section 1.138 "TRANSFERRED LIABILITIES" shall mean all of the Liabilities of the Company, as set forth or described on Schedule 1.136.

          Section 1.139 "TRUST" shall have the meaning set forth in the first paragraph hereof.

          Section 1.140 "UNIT CONSIDERATION" shall mean $42 in cash, without interest, per SUSA Unit, subject to (a) increase by the per SUSA Unit amount of any Pre-Closing Amount payable on the SUSA Units and (b) reduction by the per SUSA Unit amount of any distribution in excess of Permitted Dividends paid by SUSA on the SUSA Units after the date hereof to comply with the requirements of
Section 5.11.

          Section 1.141 "WELFARE PLANS" shall have the meaning set forth in
Section 3.13(h).

                                   ARTICLE 2

                               THE TRANSACTIONS

          Section 2.1 STOCK AND ASSET PURCHASE; TRANSFERRED LIABILITIES. On the terms and subject to the conditions hereinafter set forth and on the basis of and in reliance upon the representations, warranties, obligations and agreements set forth herein, at the Closing:

          (a) the Company shall, and shall cause SUSA to, grant, sell, convey, assign, transfer and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from the Company, free and clear of all Liens, all of SUSA's right, title and interest in and to all of the Purchased Shares, constituting all of the issued and outstanding shares of capital stock of the Purchased Subsidiaries, as set forth on Schedule 2.1(a), in exchange for the SUSA Subsidiaries Amount. The transfer of the Purchased Shares from SUSA to the Buyer shall be in a form acceptable for transfer on the books of the Purchased Subsidiaries. Unless the context otherwise requires, references in this Article 2 to the Buyer shall be deemed references to the Buyer and the Subsidiary or Subsidiaries the Buyer may substitute for itself pursuant to Section 8.5;

          (b) immediately after the purchase and sale of the Purchased Shares, the Company and the Trust shall (and the Company shall cause the Trust to) grant, sell, convey, assign, transfer and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from the Company and the Trust, all of the their respective right, title and interest in and to each of the Partnership Interests (all limited partnership interests first, followed by the general partnership interests), in each case, free and clear of all Liens. The transfer of the SUSA Interest and the Holdings Interest from the Company and the Trust to the Buyer shall be in a form acceptable for transfer on the books of SUSA and Holdings, respectively;

          (c) immediately after the purchase and sale of the Purchased Shares and concurrently with the purchase and sale of the Partnership Interests pursuant to Section 2.1(b), the Company shall grant, sell, convey, assign, transfer and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from the Company, free and clear of all Liens (other than Permitted Liens), all of the Company's right, title and interest in, to and under, all of the assets, properties and rights of every nature, kind and description, tangible and intangible (including goodwill), whether real, personal or mixed, whether accrued, contingent or otherwise, wherever located and whether now existing or hereafter acquired (other than the Partnership Interests and the Purchase Consideration) of the Company, and as the same shall exist on the Closing Date, whether or not any of such assets, properties or rights have any value for accounting purposes or are carried or reflected on or specifically referred to in the Company's books or financial statements (collectively, the "OTHER ASSETS" and, together with the Partnership Interests, the "PURCHASED ASSETS"); it being understood and agreed that "Other Assets" shall also include all of the issued and outstanding shares of capital stock of the Trust, Huron Acquisitions, Inc. and SUSA Finance Corp.; and

          (d) the Company shall grant, sell, convey, assign, transfer and deliver to the Buyer, and the Buyer shall accept, assume and agree to pay, perform or otherwise discharge, in accordance with the respective terms and subject to the respective conditions thereof, all of the Transferred Liabilities; it being understood and agreed that Liabilities relating to the SUSA Debt shall not constitute Transferred Liabilities and shall continue to be Liabilities of the Surviving Partnership after the Closing, unless otherwise satisfied and paid by SUSA as contemplated hereby.

          Section 2.2 PURCHASE CONSIDERATION; REDEMPTION. (a) The aggregate purchase price to be paid by the Buyer to the Sellers for the Purchased Assets, which shall be in addition to the assumption of the Transferred Liabilities pursuant to Section 2.1(d), shall be equal to the sum of (a) the aggregate Share Consideration payable pursuant to Section 2.7 and (b) the aggregate consideration payable with respect to Company Options pursuant to Section 2.8 (the "PURCHASE CONSIDERATION"); PROVIDED, HOWEVER, that the Buyer may, in its sole discretion, elect to pay a portion of the Purchase Consideration (up to an amount equal, in the aggregate, to the product of the number of shares of Company Common Stock held by the Buyer and its Affiliates multiplied by $42 (the "BUYER AMOUNT")) in the form of one or more promissory notes (which shall have terms acceptable to the Buyer in its sole discretion) entitling the holder thereof (subject to compliance with the provisions of this Agreement) to the payment of the amount set forth thereon (the "NOTES"). The Purchase Consideration (other than the amount, if any, represented by the Notes) shall be payable at the Closing by wire transfer of immediately available funds to such accounts as the Sellers shall designate at least two Business Days prior to the Closing Date.

          (b) Immediately after the Purchase and prior to the Merger, the Company shall purchase from the Buyer and its Affiliates, and the Buyer shall sell and shall cause its Affiliates to sell, all shares of Company Common Stock owned at such time by the Buyer and its Affiliates, in accordance with Section 48-16-302 of the TBCA, for an amount equal to the Buyer Amount, in cash and/or, to the extent any portion of the Buyer Amount was paid in the form of Notes, such Notes (the "REDEMPTION"), and all such shares so acquired shall become authorized but unissued shares of the Company in accordance with such Section.

          Section 2.3 EFFECTIVE TIME OF THE MERGER. Subject to the provisions of this Agreement, prior to the Closing, the Buyer shall prepare, and on the Closing Date the Buyer shall cause to be filed with the Secretary of State of the State of Tennessee, a certificate of merger (the "MERGER CERTIFICATE") in such form as is required by, and executed by the Surviving Partnership in accordance with, Section 61-2-211 of the TRULPA, and the Buyer, the Company and the Surviving Partnership shall make all other filings or recordings required under the TRULPA and the TBCA. The Merger shall become effective upon the filing of the Merger Certificate with the Secretary of State of the State of Tennessee or at such later date and time as is agreed to by the Buyer and the Company prior to such filing and is set forth in the Merger Certificate (the "EFFECTIVE TIME").

          Section 2.4 CLOSING. Unless this Agreement shall have been earlier terminated in accordance with the terms hereof, the closing of the Purchase, the Redemption and the Merger (the "CLOSING") shall take place (a) at the New York, New York offices of Wachtell, Lipton, Rosen & Katz, at 10:00 a.m. local time, on a date mutually agreed upon by the Buyer and the Company but not later than two Business Days after the Business Day on which the conditions precedent set forth in Article 6 have been satisfied or waived (other than the conditions precedent that are not capable of being satisfied until the Closing, but subject to the satisfaction or waiver of those conditions), or (b) at such other place, date or time as may be mutually agreed upon in writing by the Buyer and the Company. The date of the Closing is referred to herein as the "CLOSING DATE."

          Section 2.5 PRE-CLOSING AMOUNTS; DELIVERIES AND PROCEEDINGS AT CLOSING. (a) All Pre-Closing Amounts shall be paid as set forth in Section 2.7.

          (b) At the Closing and subject to the terms and conditions contained herein:

               (i) DELIVERIES BY SELLERS. The appropriate Seller(s) shall (A) deliver or cause to be delivered to the Buyer (w) one or more stock certificates, together with stock powers executed in blank, representing all of the issued and outstanding Purchased Shares, (x) an instrument or instruments for the assignment and assumption of the Purchased Assets and the Transferred Liabilities in the form attached hereto as EXHIBIT A, duly executed by the Company and the Trust (the "ASSIGNMENT AND ASSUMPTION"),
     (y) the Additional Buyer Units, and (z) a FIRPTA Certificate from each Seller and (B) use the Loan Repayment Amount and the SUSA Subsidiaries Amount to repay all borrowings outstanding under the Credit Lines;

               (ii) DELIVERIES BY THE BUYER. The Buyer shall deliver or cause to be delivered (A) to the appropriate Seller(s) (w) the Purchase Consideration, as set forth in

     Section 2.2, (x) the SUSA Subsidiaries Amount, (y) the Loan Repayment Amount, and (z) the Assignment and Assumption, duly executed by the Buyer, and (B) to the Paying Agent, in accordance with Section 2.7(b)(i), an amount of cash equal to the aggregate Unit Consideration payable pursuant to Sections 2.7(a)(iii) and 2.7(b); and

               (iii) OTHER DELIVERIES. The Sellers shall also execute, acknowledge and deliver to the Buyer bills of sale, endorsements, assignments and other instruments of sale, conveyance, transfer and assignment as the Buyer may reasonably request in order to effect the sale, transfer, assignment, conveyance and delivery of the Purchased Shares and the Purchased Assets to the Buyer or otherwise carry out the provisions of this Agreement. Each instrument of transfer referred to in this Section 2.5 that is not attached as an Exhibit to this Agreement shall be in customary form and shall be reasonably satisfactory in form and substance to the Buyer.

               (iv) OFFICERS. The officers of the Surviving Partnership shall be such officers as the Buyer shall designate on or prior to the Closing.

          Section 2.6 THE MERGER; EFFECTS OF THE MERGER. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (a) the separate existence of the Company shall cease and the Company shall be merged with and into SUSA (SUSA following the Merger is sometimes referred to herein as the "SURVIVING PARTNERSHIP"), (b) the SUSA Agreement, as amended as set forth in EXHIBIT B, shall be the agreement of limited partnership of the Surviving Partnership, until further amended in accordance with the TRULPA and (c) the Merger shall have the effects set forth herein and in the TRULPA and the TBCA. The provisions of Sections 2.6 and 2.7 shall constitute a Plan of Merger under the TRULPA and the TBCA.

          Section 2.7 CONVERSION OF CAPITAL STOCK; CONVERSION AND ISSUANCE OF SUSA UNITS. (a) At the Effective Time, by virtue of the Merger and without any action on the part of the Buyer, SUSA, the Company or any of the holders of any of the outstanding securities of the Company, SUSA or any of their respective
Affiliates:

               (i) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held by the Company as treasury stock or owned by any of the Company's wholly owned Subsidiaries, which shares shall be cancelled without any payment being made pursuant to this Agreement with respect thereto) shall be automatically converted into the right to receive the Share Consideration upon surrender of the certificate representing such share (each a "CERTIFICATE") in the manner provided in Section 2.7(b). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a Certificate or Certificates shall cease to have any rights with respect thereto, except the right to receive the Share Consideration pursuant to this Section 2.7(a). In the event of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock permitted hereunder, occurring (or for which a record date is established) after the date hereof and prior to the Effective Time, the Share Consideration shall be proportionately adjusted to reflect fully such event;

               (ii) each SUSA Unit issued and outstanding immediately prior to the Effective Time (other than those held by the Buyer of any of its direct or indirect Subsidiaries or by an Electing Holder) shall be cancelled and shall be converted automatically into the right to receive the Unit Consideration, payable to the holder of such SUSA Unit; PROVIDED, HOWEVER, that each such holder may, at such holder's sole discretion, elect (each an "ELECTION") to (x) continue as a limited partner of the Surviving Partnership, in accordance with the terms of the SUSA Agreement, as amended as set forth in EXHIBIT B hereto (and also to be annexed to the Information Statement), until further amended in accordance with the TRULPA, in which case, such holder shall not be entitled to receive the Unit Consideration and Section 2.7(a)(iii) shall apply or (y) make an Election with respect to some but not all of such holder's SUSA Units (with the effects set forth in the foregoing clause (x) with respect to, but only with respect to, the SUSA Units covered by such Election), in which case, such holder shall be entitled to receive Unit Consideration with respect to, but only with respect to, the SUSA Units with respect to which an Election has not been made, in accordance with Section 2.7(a)(iii); PROVIDED, FURTHER, that any holder of SUSA Units who (x) is entitled to receive an amount of Unit Consideration equal to $250,000 or less, in the aggregate, (y) is not an "accredited investor" (as such term is defined in Rule 501(a) under the Securities Act) or (z) would not be eligible, in the Buyer's reasonable judgment (after being advised by outside counsel), based on the Buyer's (and such counsel's) review of such holder's responses to a questionnaire sent to the holders of SUSA Units (which questionnaire shall be in form and substance reasonably acceptable to the Buyer and the Company) and such other customary matters as are reasonably taken into account by the Buyer and its counsel ,to continue as a limited partner of the Surviving Partnership in accordance with this Agreement without registration of such holder's SUSA Units under the Securities Laws or state securities or blue sky laws, shall, in each of cases (x), (y) and (z), have no right to make an Election hereunder. Elections shall be made in a form designated by the Buyer for that purpose, which form shall be reasonably acceptable to the Company (an "ELECTION FORM"). The Election Form shall (x) state that, by making an Election, a holder of SUSA Units shall be deemed to (A) have consented to the amendment of the SUSA Agreement, as amended as set forth in EXHIBIT C, and (B) have unconditionally and irrevocably waived any and all rights such holder may have against the Sellers or the Buyer or any of their respective Subsidiaries, Affiliates or Representatives under the SUSA Agreement or, in connection with and with respect to the Purchase, the Redemption, the Merger, the repayment of the Credit Lines and the other transactions contemplated by this Agreement, under the Tax Protection Agreements, (y) when completed, specify the number of SUSA Units, if less than all, with respect to which an Election is made (failing which, the holder thereof shall be deemed to have made an Election with respect to all of such holder's SUSA Units), and (z) provide any other information or certification relating to Taxes that is reasonably required in connection with the transactions contemplated hereby. The Election Form shall offer each holder of SUSA Units who has made an Election , and who is a party to a Tax Protection Agreement obligating such holder to indemnify the general partner of SUSA with respect to any SUSA Debt, the opportunity to enter into an amendment to such Tax Protection Agreement that permits such holder to continue such indemnity, after the transactions contemplated by this Agreement (including repayment of the Credit Lines), with respect to the same amount of SUSA Debt to which the indemnity applied before such sale. In order to be effective, an Election Form must be duly completed, signed and submitted to the Buyer, and must be received by the Buyer by the date (the "ELECTION DEADLINE") specified in the Election Form or in the letter of transmittal referred to in Section 2.7(b)(i). Any holder of SUSA Units who has the right to make, and has made, an Election pursuant to this Section 2.7(a)(ii) (each an "ELECTING HOLDER") may at any time prior to the Election Deadline revoke such Election by written notice to the Buyer received by the Buyer prior to the Election Deadline. Any Electing Holder who does not submit a properly completed Election Form which is received by the Buyer prior to the Election Deadline, or who has duly revoked such Election, shall be deemed not to have made an Election and shall be entitled to receive the Unit Consideration. The Buyer shall, in its sole discretion, determine whether an Election Form has been properly completed, signed and submitted or revoked and to disregard immaterial defects in such form. Such decision shall be conclusive and binding. If any Electing Holder shall submit a defective Election Form, upon discovery of such defect, the Buyer shall use commercially reasonable efforts to notify such holder and to permit such holder to (prior to the Election Deadline) cure such defect. Any defective Election not cured prior to the Election Deadline shall be deemed to be of no force and effect and the holder of SUSA Units making such purported Election shall be deemed not to have made an Election and shall be entitled to receive the Unit Consideration;

               (iii) each general or limited partnership interest of SUSA owned by the Buyer or its direct or indirect Subsidiaries immediately prior to the Effective Time, and each SUSA Unit issued and outstanding immediately prior to the Effective Time with respect to which the holder thereof has the right to make, and has duly made, an Election in accordance with
     Section 2.7(a)(ii), shall remain a general or limited partnership interest, as applicable, of the Surviving Partnership and no payment shall be made pursuant to this Agreement with respect thereto. In addition, Buyer shall contribute cash to SUSA (directly or indirectly through depositing the same with the Paying Agent in accordance with Section 2.7(b)) in an amount not to exceed $128,197,920 as needed to pay the Unit Consideration to non-Electing Holders, and SUSA Units shall be issued to the Buyer in an amount equal to the sum of (i) the number of non-Electing Holders' SUSA Units cancelled pursuant to Section 2.7(a)(ii) (which SUSA Units shall be treated as having been sold to the Buyer by the non-Electing Holders for federal income tax purposes) and (ii) a number of SUSA Units equal to the quotient of (x) the Loan Repayment Amount divided by (y) the Unit Consideration (the "ADDITIONAL BUYER UNITS"); and

               (iv) each SUSA Unit held in the treasury of SUSA immediately prior to the Effective Time, if any, shall remain issued and held in treasury after the Merger and no payment shall be made with respect thereto, and all such SUSA Units shall thereafter constitute limited partnership interests in the Surviving Partnership.

           (b) (i) Prior to the Effective Time, the Buyer shall designate an agent reasonably satisfactory to the Company (the "PAYING AGENT") for the holders of Company Common Stock and SUSA Units (other than any Electing Holders) to receive the Merger Consideration to which they shall become entitled pursuant to Section 2.7(a), and, at the

     Closing, the Company shall deposit, or cause to be deposited, in trust with the Paying Agent the Purchase Consideration, and the Buyer shall deposit, or cause to be deposited, in trust with the Paying Agent an amount in cash as is necessary to pay (after using the Purchase Consideration for such purpose) the Merger Consideration to which the holders of shares of Company Common Stock and SUSA Units (other than Electing Holders), as the case may be, are entitled to receive in exchange for their Certificates and SUSA Units, as the case may be, pursuant to Section 2.7(a). Promptly after the Effective Time, the Surviving Partnership shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Certificates or SUSA Units, and who, in each case, is entitled to receive the Merger Consideration pursuant to Section 2.7(a), a form of letter of transmittal (which shall (x) specify that delivery shall be effected, and risk of loss and title to any Certificates shall pass only upon proper delivery of such Certificates to the Paying Agent, (y) in the case of holders of SUSA Units, include a Form of Election and (z) otherwise be in such form and have such other provisions as the Buyer may reasonably specify) and instructions for use in effecting the surrender of any Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate (if applicable), together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or a holder of SUSA Units (other than an Electing Holder) shall be entitled to receive in exchange therefor the Share Consideration for each share of Company Common Stock formerly evidenced by such Certificate or the Unit Consideration for each such SUSA Unit, as the case may be, and such Certificate shall then be canceled. Until such time, each share of Company Common Stock or SUSA Unit (with respect to which an Election has not been made by the holder thereof) outstanding after the Effective Time, shall be deemed for all purposes to evidence only the right to receive the Merger Consideration. No interest shall accrue or be paid on the Share Consideration or Unit Consideration payable upon the surrender of any Certificate (if applicable) and a duly completed and validly executed letter of transmittal for the benefit of the holder thereof.

               (ii) If payment of the Merger Consideration is to be made to a person other than the person in whose name any surrendered Certificate (if applicable) is registered and/or who is submitting the letter of transmittal, it shall be a condition of payment that any Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and otherwise that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate or holder of SUSA Units to which the letter of transmittal relates, as the case may be, or shall have established to the satisfaction of the Surviving Partnership that such taxes either have been paid or are not applicable.

               (iii) At any time following the third month after the Effective Time, the Buyer or the Surviving Partnership, as applicable, shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of shares of Company Common Stock or SUSA Units (including all interest and other income received by the Paying Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to the Buyer (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of any Certificates (if applicable) held by them and a duly completed and validly executed letter of transmittal. Notwithstanding the foregoing, none of the Buyer, the Surviving Partnership, the Company, the Trust and the Paying Agent or any other person shall be liable to any holder of shares of Company Common Stock or SUSA Units for any Merger Consideration delivered in respect of such shares or SUSA Units, as the case may be, to a public official pursuant to any abandoned property, escheat or other similar law.

               (iv) Any amounts remaining unclaimed by such holders three years after the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any Government Authority) shall become, to the extent permitted by applicable law, the property of Buyer free and clear of any claims or interest of any person previously entitled thereto.

               (v) After the close of business on the day of the Effective Time or the Effective Time, whichever is earlier, there shall be no further registration of transfers of shares of Company Common Stock on the stock transfer books of the Company or of SUSA Units on the records of SUSA for the SUSA Units. From and after the Effective Time, the holders of shares of Company Common Stock or SUSA Units outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares or SUSA Units, respectively, except as otherwise provided herein or by applicable law, and, if after the Effective Time, any Certificates are presented to the Surviving Partnership or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Section 2.7.

               (vi) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Partnership, the posting by such person of a bond in such reasonable amount as the Surviving Partnership may direct as indemnity against any claim that may be made against it with respect to such Certificate the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Share Consideration.

               (vii) Each of the Buyer and the Surviving Partnership shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or SUSA Units, as the case may be, such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable provision of law. To the extent that amounts are so withheld by the Buyer or the Surviving Partnership, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or SUSA Units, as the case may be, in respect of which such deduction and withholding was made by the Buyer or the Surviving Partnership, as the case may be.

           Section 2.8 OPTIONS; RESTRICTED STOCK.

          (a) Prior to the Closing, the Sellers shall use commercially reasonable best efforts to take such action as may be necessary or appropriate, including obtaining consents from holders of options to purchase shares of Company Common Stock granted pursuant to the Company Plans listed on Schedule
2.8 ("COMPANY OPTIONS"), to the extent required by the applicable Company Plan or option award agreement, such that immediately prior to the Closing, all Company Options shall be fully vested and the Company Options shall terminate and be cashed out pursuant to the following sentence. At or immediately prior to the Effective Time, in exchange for the cancellation of each Company Option, each holder of a Company Option shall be paid by the Company in full satisfaction of such Company Option a cash payment in an amount in respect thereof equal to the product of (i) the excess, if any, of the Share Consideration over the exercise price per share of Company Stock subject to such Company Option and (ii) the number of shares of Company Common Stock subject to the Company Option, less any income or employment tax withholding required under the Code or any provision of state or local law and less the amount of any unpaid loan from the Company to the holder of the Company Option to the extent the shares of Company Common Stock subject to such Company Option were pledged as a security interest for the payment of such loan.

          (b) Prior to the Closing, the Sellers shall use their commercially reasonable best efforts to take such action as may be necessary or appropriate such that, immediately prior to the Closing, each restricted stock award granted by the Company shall become immediately and fully payable or distributable and the restrictions thereon shall lapse and any performance targets shall be deemed achieved in full.

                                   ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          Except (i) as disclosed in the Company Reports filed after January 1, 2001 and publicly available prior to the date of this Agreement, or (ii) as set forth on the disclosure schedules (with specific reference to the particular section or subsection of this Agreement to which the information set forth in the relevant disclosure schedule relates; PROVIDED, HOWEVER, that an item included on a disclosure schedule with respect to any section or subsection of this Article 3 shall be deemed to relate to each other section or subsection of this Article 3 but only to the extent that such relationship is reasonably inferable) delivered by the Sellers to the Buyer prior to execution hereof, the Sellers hereby represent and warrant, jointly and severally, to the Buyer as follows:

          Section 3.1 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. (a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Tennessee. The Company has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted, to enter into this Agreement and perform its obligations hereunder and to consummate the transactions contemplated hereby.

          (b) The Trust is a Maryland real estate investment trust duly organized, validly existing and in good standing under the laws of the State of Maryland. The Trust has all requisite organizational power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted, to enter into this Agreement and perform its obligations hereunder and to consummate the transactions contemplated hereby.

          (c) SUSA is a limited partnership duly organized and validly existing under the laws of the State of Tennessee. SUSA has all requisite partnership power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted, to enter into this Agreement and perform its obligations hereunder and to consummate the transactions contemplated hereby.

          (d) Each Subsidiary of the Company (other than the Trust and SUSA) is a corporation, partnership or limited liability company duly organized, validly existing and in good standing, as applicable, under the laws of the jurisdiction of its incorporation or organization, and has all requisite organizational power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.

          (e) Each of the Company and its Subsidiaries is duly qualified to do business, licensed and in good standing, as applicable, in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification or license, except for any failures to be so qualified, licensed or in good standing as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

          (f) Schedule 3.1(f) sets forth the name of each Subsidiary of the Sellers (whether owned, directly or indirectly, through one or more intermediaries). All of the outstanding shares of capital stock of, or other equity interest in, each such Subsidiary (including the Purchased Shares) are duly authorized, validly issued, fully paid and nonassessable, and are owned, directly or indirectly, by the Company, the Trust or SUSA, as applicable, free and clear of all Liens. The following information for each Subsidiary is set forth on Schedule 3.1(f), if applicable: (i) its name and jurisdiction of incorporation or organization, (ii) the type of and percentage interest held by each Seller in the Subsidiary and the names of and percentage interest held by the other interest holders, if any, in the Subsidiary, and the partnership agreement or other organizational documents of the Subsidiary, and (iii) any loans from any Seller to, or priority payments due to any Seller from, the Subsidiary, and the rate of return thereon. Except for interests in Subsidiaries of the Company and for the Investments, neither the Company nor any of its Subsidiaries owns directly or indirectly any interest or investment (whether equity or debt) in any person (other than investments in short-term investment securities). The SUSA Interest and the SUSA Units are not evidenced by any certificate or document other than the SUSA Agreement. Except for shares of SUSA Management, Inc. subject to the SUSA Management Purchase Agreement, SUSA owns all of the outstanding capital stock of each of the Purchased Subsidiaries.

          (g) There are no existing options, warrants, calls, subscriptions, convertible securities or other rights, agreements or commitments which obligate the Company, the Trust, SUSA or any other Subsidiary of the Company to issue, transfer or sell or to repurchase, redeem or otherwise acquire any shares of capital stock or equity interests in the Trust or SUSA and, ex-cept as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, such other Subsidiary.

          (h) The Company or its Subsidiaries, as the case may be, own all right, title and interest in the Investments, free and clear of all Liens other than Permitted Liens. There are no existing options, warrants, calls, subscriptions, convertible securities or other rights, agreements or commitments which obligate the Company or its Subsidiaries, as the case may be, to transfer, sell, decrease or increase the amount of, or otherwise dispose of any Investment. No event, fact or circumstance exists that has impaired or would reasonably be expected to impair the value of any Investment, except, in each case, for events, facts and circumstances that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Each Investment is listed on Schedule 3.1(h).

          Section 3.2 AUTHORITY RELATIVE TO AGREEMENTS; BOARD APPROVAL. (a) The execution and delivery of this Agreement, the performance of the obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action (corporate, trust or partnership, as applicable) on the part of each of the Sellers, subject only to approval by the Company's shareholders as contemplated by this Agreement. This Agreement has been duly executed and delivered by each of the Sellers and constitutes the valid and legally binding obligation of such Seller enforceable against such Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights or general principles of equity.

          (b) Each of the Company Board and the Special Committee, at a meeting duly called and held, by the unanimous vote of all members of the Special Committee, (i) determined that the transactions contemplated hereby, including the Purchase, the Redemption and the Merger, are advisable and in the best interests of the Company and its shareholders, and approved this Agreement and the transactions contemplated hereby, including the Purchase, the Redemption and the Merger, (ii) directed that this Agreement, the Purchase and the Merger and the other transactions contemplated hereby be submitted to the shareholders of the Company for their approval and resolved to recommend that the shareholders of the Company vote in favor of this Agreement and the approval of the Purchase, the Merger and the other transactions contemplated hereby and (iii) if and to the extent necessary, adopted a resolution having the effect of causing the parties hereto not to be subject to any state takeover law that might otherwise apply to any of the transactions contemplated by this Agreement. The Company, in its capacity as the sole general partner of SUSA and Holdings and otherwise, has taken (and caused its Subsidiaries to take) all action necessary or appropriate under the SUSA Agreement and Holdings' agreement of limited partnership or otherwise to authorize the Purchase, the Redemption, the Merger, the issuance of the Additional Buyer Units and the other transactions contemplated by this Agreement.

          Section 3.3 CAPITAL STOCK AND UNITS. (a) The authorized capital stock of the Company as of November 30, 2001 consists of 150,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share. As of November 30, 2001, there are 28,103,721 shares of Company Common Stock issued and outstanding, and no shares of preferred stock issued or outstanding. All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. The Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities the holders of which have the right to vote) with the shareholders of the Company on any matter. As of November 30, 2001, other than (i) for 2,873,760 SUSA Units which may be redeemed by the holders thereof for Company Common Stock or the cash equivalent thereof (at the option of the Company) pursuant to the provisions of the SUSA Agreement, or (ii) 2,160,790 shares of Company Common Stock subject to grant or issuance under Company Options and pursuant to the Prudential Profit Sharing and 401(k) Plan, there are no existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Company to issue, transfer or sell or repurchase, redeem or otherwise acquire any shares of capital stock or other equity interests of the Company.

          (b) As of November 30, 2001, 30,261,231 SUSA Units are validly issued and outstanding, fully paid and nonassessable, 27,387,471 of which are owned directly or indirectly by the Company or its Subsidiaries as set forth on
Schedule 3.3(b). There is only one class of SUSA Units, and, except for the Preferred Units (650,000 of which are issued and outstanding as of November 30, 2001), there is no other form of limited partnership interest in SUSA issued or outstanding. SUSA has not issued or granted securities convertible into interests in SUSA, and is not a party to any outstanding commitments of any kind relating to, or any presently effective agreements or understandings with respect to, interests in SUSA, whether issued or unissued. The Company is the sole general partner of SUSA. The Conversion Factor (as defined in the SUSA Agreement) is 1.0.

          (c) As of November 30, 2001, all of the limited partnership interests of Holdings are validly issued and outstanding, fully paid and nonassessable, and are owned directly or indirectly by the Company or its Subsidiaries, as set forth on Schedule 3.3(c). There is only one class of Holdings' units of limited partnership, and there is no other form of limited partnership interest in Holdings issued or outstanding. Holdings has not issued or granted securities convertible into interests in Holdings, and is not a party to any outstanding commitments of any kind relating to, or any presently effective agreements or understandings with respect to, interests in Holdings, whether issued or unissued. The Company is the sole general partner of Holdings.

          Section 3.4 NO CONFLICTS; NO DEFAULTS; REQUIRED FILINGS AND CONSENTS. Neither the execution and delivery by any of the Sellers hereof nor the consummation by such Seller of the transactions contemplated hereby, including the Purchase, the Redemption and the Merger, will:

          (a) conflict with or result in a breach of any provisions of the Company Charter, the Company Bylaws, the SUSA Agreement or the organizational documents of the Trust, Holdings or any other Subsidiary of the Company or any of the Partnerships;

          (b) result in a breach or violation of, a default under, or the triggering of any payment or other obligations pursuant to, or accelerate vesting under, any Company Plan or any grant or award made under any of the foregoing, except as specifically contemplated by this Agreement or as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

          (c) violate or conflict with any statute, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

          (d) violate or conflict with or result in a breach of any provision of, or constitute a default (or any event which, with notice or lapse of time or both, would constitute a default) or a change of control (or equivalent thereof) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement (including any of the agreements set forth on Schedule 3.9(d)) or other instrument, commitment or obligation to which the Company or such Subsidiary is a party, or by which the Company or such Subsidiary or any of its properties is bound or affected (including the SUSA Debt or the SUSA Agreement), except for any of the foregoing matters which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; or

          (e) require any consent, approval or authorization of, or declaration, filing, notice to or registration with, any Government Authority, other than any filings required under the Securities Act, the Exchange Act, the HSR Act, state securities or blue sky laws or specified on Schedule 3.4 (collectively, the "REGULATORY FILINGS"), and any filings required to be made with the Secretary of State of Tennessee or any national securities exchange on which the Company Common Stock is listed, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

          Section 3.5 SEC AND OTHER DOCUMENTS; FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES. (a) Each registration statement, report, proxy statement or information statement and all exhibits thereto prepared by the Company or SUSA or relating to their respective properties, since January 1, 1999, each in the form (including exhibits and any amendments thereto) filed or to be filed by the Company or SUSA, as applicable, with the SEC (collectively, the "COMPANY REPORTS") is or will be available on the SEC's Electronic Data Gathering Analysis and Retrieval (EDGAR) System, to the extent such Company Report is required to be filed through such system. The Company Reports were or will be filed with the SEC in a timely manner and constitute or will constitute all forms, reports and documents required to be filed by the Company or SUSA under the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder (the "SECURITIES LAWS"). As of their respective dates, the Company Reports (i) complied or will comply as to form in all material respects with the applicable requirements of the Securities Laws and (ii) did not or will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. There is no unresolved violation asserted by any Government Authority with respect to any of the Company Reports. No Subsidiary of the Company, other than SUSA, is subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act.

          (b) Each of the balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presented or will present the financial position of the entity or entities to which it relates as of its date and each of the statements of operations, shareholders' equity (deficit) and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presented or will present the results of operations, retained earnings or cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with United States generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein and except, in the case of unaudited statements, for normal recurring year-end adjustments which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The independent accountants who have audited the financial statements included in or incorporated by reference into the Company Reports have not delivered to the Company or the Company Board any "management letters" with respect to such financial statements or related matters of internal accounting control structures or procedures.

          (c) Neither the Company nor any of its Subsidiaries has any Liabilities that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

          Section 3.6 LITIGATION; COMPLIANCE WITH LAW. (a) There are no Actions pending or, to the Sellers' knowledge, threatened against the Company or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, or that would question the validity hereof or any action taken or to be taken in connection herewith. There are no continuing orders, injunctions or decrees of any Government Authority to which the Company or any of its Subsidiaries is a party or by which any of its properties or assets are bound (which orders, injunctions or decrees are listed on Schedule 3.6), except those orders, injunctions or decrees which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

          (b) Neither the Company nor any of its Subsidiaries is in violation of any statute, rule, regulation, order, writ, decree or injunction of any Government Authority or any body having jurisdiction over them or any of their respective properties which, if enforced, would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The provisions of Chapter 23 (Dissenters' Rights) of Title 48 of the Tennessee Code Annotated will not apply to the Purchase, the Redemption or the Merger, and no holders of securities of any of the Sellers or their respective Subsidiaries (including holders of shares of Company Common Stock or SUSA Units) shall have any dissenters', appraisal, redemption, buy-out or other similar rights (other than the right of holders of SUSA Units under the SUSA Agreement to receive the Unit Consideration) in connection with the Purchase, the Redemption, the Merger, the issuance of the Additional Buyer Units or any other transaction contemplated by this Agreement.

          Section 3.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since September 30, 2001, the Company and each of its Subsidiaries has conducted its business only in the ordinary course and has acquired real estate and entered into financing arrangements in connection therewith only in the ordinary course of such business, and there has not been (a) any change, circumstance or event that, individually or in the aggregate, has had or would reasonably be expected to have a

Material Adverse Effect, (b) any commitment, contractual obligation, borrowing, capital expenditure or transaction entered into by the Company or any of its Subsidiaries, other than any such transaction which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect,
(c) any change in the Company's or SUSA's accounting principles, practices or methods which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, or (d) any declaration, setting aside or payment of any dividend or other distribution with respect to the Company Common Stock or the SUSA Interest or any other action or event that would have required the consent of the Buyer pursuant to Section 5.5.

          Section 3.8 TAX MATTERS; REIT AND PARTNERSHIP STATUS. (a) The Company and each of its Subsidiaries has timely filed with the appropriate taxing authority all material Tax Returns required to be filed by it or has timely requested extensions and any such request has been granted and has not expired. Each such Tax Return is complete and accurate in all material respects. All material Taxes owed by the Company or any of its Subsidiaries have been paid or accrued, except for Taxes being contested in good faith and for which adequate reserves have been taken. The Company and each of its Subsidiaries has properly accrued all material Taxes for such periods subsequent to the periods covered by such Tax Returns. None of the Company or any of its Subsidiaries has executed or filed with the IRS or any other taxing authority any agreement now in effect extending the period for assessment or collection of any Tax. None of the Company or any of its Subsidiaries is a party to any pending action or proceedings by any taxing authority for assessment or collection of any material Tax, and no claim for assessment or collection of any material Tax has been asserted against it. True and complete copies of all federal, state and local income or franchise Tax Returns filed by the Company and each of its Subsidiaries for 1998, 1999 and 2000 and all written communications with Taxing authorities relating thereto have been delivered to the Buyer or made available to representatives of the Buyer prior to the date hereof. No claim has been made in writing or, to the Sellers' knowledge, otherwise by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There is no dispute or claim concerning any material Tax liability of the Company or any of its Subsidiaries, (i) claimed or raised by any taxing authority in writing or
(ii) as to which the Company or any of its Subsidiaries has knowledge. No issues have been raised in writing in any examination by any taxing authority with respect to the Company or any of its Subsidiaries which, by application of similar principles, reasonably could be expected to result in a material deficiency or increase in Tax for any other period not so examined. Schedule 3.8(a) lists all federal and state income Tax Returns filed with respect to the Company or SUSA for taxable periods ended on or after December 31, 1996, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. All federal, state, local, and foreign income Tax Returns filed with respect to the Company or any of its Subsidiaries for taxable periods ended on or after December 31, 1996 have been provided or made available to the Buyer.

          (b) The Company (i) intends to be taxed as a real estate investment trust within the meaning of Section 856 of the Code ("REIT") through the close of the tax year in which the Closing occurs and has complied (and will comply) with all applicable provisions of the Code relating to a REIT, through the close of the tax year in which the Closing occurs, (ii) has operated, and intends to continue to operate, in such a manner as to qualify as a REIT for 2000 and 2001, and (iii) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT, and, to the Sellers' knowledge, no such challenge is pending or threatened.

          (c) Any amount or other entitlement that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated hereby by any Employee, officer, or director of the Company or SUSA or any of their Affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Company Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

          (d) The disallowance of a deduction under Section 162(m) of the Code for employee remuneration will not apply to any amount paid or payable by the Company or any of its Subsidiaries under any Company Plan or other agreement, program, arrangement or understanding currently in effect.

          (e) The Company, for its taxable year ended December 31, 1994 was eligible to and did validly elect to be taxed as a REIT for federal income tax purposes and at all times thereafter continued such election and continued to be so eligible to be taxed as a REIT for federal income tax purposes. Each Subsidiary that is treated as an association taxed as a corporation for federal income tax purposes and that is owned directly or indirectly by the Company is either a "qualified REIT subsidiary" within the meaning of Section 856(i)(2) of the Code or a "taxable REIT subsidiary" within the meaning of Section 856(l)(1) of the Code.

          (f) The Company and each of its Subsidiaries have withheld and paid all material Taxes required to have been withheld and/or paid in connection with amounts paid or owing to any employee, former employee, independent contractor, creditor, stockholder, or other third party.

          (g) The Company and each other entity transferring an interest in United States real property in the Purchase hereunder is not a foreign person within the meaning of Section 1445(b)(2) of the Code.

          (h) SUSA, each Subsidiary of the Company organized as a partnership, each Property Joint Venture and each other partnership or other "flowthrough" entity in which the Company directly or indirectly owns any interest that files Tax Returns as a partnership for federal income tax purposes (the "PARTNERSHIPS") is classified as a partnership for federal income tax purposes, and neither the Partnerships, the Company nor any of the Subsidiaries of the Company has taken a position inconsistent with such treatment with regard to any Tax. Schedule 3.8(h) sets forth the Company's interest in profits, losses and cash distributions in each of the Partnerships as of the date hereof (or such other dates specified on such Schedule). Storage USA Franchise Corp has not made any contributions that would subject it to allocations under Section 704(c) of the Code. Other than the Partnerships, the Company does not own, directly or indirectly, any material interest in any joint venture, partnership, or other arrangement or contract that could be treated as a partnership for federal income tax purposes. SUSA has the right to make or to require and, after the Closing, will continue to have the right to make or to require each Partnership to make, in the manner provided in Section 1.754-1(b) of the Treasury Regulations, an election under Section 754 of the Code (and any corresponding elections under state or local tax law) to adjust the basis of its property as provided in Sections 734(b) and 743(b) of the Code.

          (i) Neither the Company nor any of its Subsidiaries has (i) made any election, and is not required, to treat any asset of any Subsidiary as owned by another person for tax purposes (other than by reason of a Subsidiary being a "qualified REIT subsidiary" or a "disregarded entity" for federal income tax purposes and any comparable provision of state, local or foreign law) or (ii) carried out or been engaged in any transaction or arrangement such that the law provides that there may be substituted for the amount or value or the actual consideration given or received (or to be given or received) by any Subsidiary any different amount or value for Tax purposes (other than immaterial differences).

          (j) Other than as a result of the Tax Protection Agreements, neither the Company nor any of its Subsidiaries has received or is subject to any written ruling of a taxing authority related to Taxes or has entered into any written and legally binding agreement with a taxing authority relating to Taxes.

          (k) Other than the Tax Protection Agreements, neither the Company nor any of its Subsidiaries (i) is a party to or is otherwise subject to any Tax allocation or sharing agreement and (ii) has any liability for the Taxes of another person under law, by contract or otherwise.

          (l) A true, complete and correct copy of each Tax Protection Agreement has been delivered to the Buyer, and each such agreement is listed on Schedule 3.8(l).

          (m) The Trust is not subject to federal, state or local income Tax and will not have any such Tax liability as a result of the transactions contemplated by this Agreement.

          (n) The repayment of any borrowings outstanding under the Credit Lines will not result in a breach or violation of, a default under, or the triggering of any payment or other obligations pursuant to, any Tax Protection Agreement.

          Section 3.9 COMPLIANCE WITH AGREEMENTS; MATERIAL AGREEMENTS. (a) Neither the Company nor any of its Subsidiaries is in default under or in violation of any provision of the Company Charter, the Company Bylaws, the SUSA Agreement or other organizational document of such Subsidiary, except for such defaults or violations which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

          (b) The Company and each of its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file with any Government Authority and all other material reports and statements required to be filed by them, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, and have paid all fees or assessments due and payable in connection therewith, except for such failures to file or pay which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. To the Sellers' knowledge, there is no unresolved violation asserted by any Government Authority with respect to any such report or statement relating to an examination of the Company or any of its Subsidiaries which, if resolved in a manner unfavorable to the Company or such Subsidiary, would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

          (c) Schedule 3.9(c) sets forth a list of (i) all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of the Company or any of its Subsidiaries in an aggregate principal amount in excess of $100,000 is outstanding or may be incurred (whether unsecured, or secured or collateralized by mortgages, deeds of trust or other security interests in the Company Properties or any other assets of the Company or any of its Subsidiaries, or otherwise), and the respective principal amounts outstanding thereunder as of the date hereof (which outstanding indebtedness, (x) if a Credit Line, may be prepaid by the Company or such Subsidiary at any time without the consent or approval of, or prior notice to, any other person, and without payment of any premium or penalty, and (y) if a Mortgage Note, may be prepaid in full by the Company or such Subsidiary at any time without the consent or approval of any other person), (ii) each commitment, whether written or oral, entered into by the Company or any of its Subsidiaries (including any guarantees of any third party's debt or any obligations in respect of letters of credit issued for the account of the Company or any of its Subsidiaries) which may result in total payments or liability in excess of $100,000 and (iii) each bank account (and the applicable outstanding balance as of September 30, 2001) of the Company or any of its Subsidiaries with deposits in excess of $100,000. True and complete copies of the documents relating clauses (i) and (ii) hereof have been delivered or made available to Buyer prior to the date hereof. Neither the Company nor any of its Subsidiaries is in default, and, to the Sellers' knowledge, no event has occurred which, with the giving of notice or the lapse of time or both, would constitute a default, under any of the documents described in clause (i) or (ii) of this paragraph or in respect of any payment obligations thereunder except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. There are no outstanding guarantees that would cause SUSA or the Company not to be in compliance with the limitations on incurrence of indebtedness under the Indenture.

          (d) All joint venture and partnership agreements to which the Company or any of its Subsidiaries is a party as of the date hereof, as set forth on
Schedule 3.9(d), are in full force and effect as against the Company or such Subsidiary and, to the Sellers' knowledge, as against the other parties thereto, and none of the Company or any of its Subsidiaries is in default, and, to the Sellers' knowledge, no event has occurred which, with the giving of notice or the lapse of time or both, would constitute a default, with respect to any obligations thereunder, except as set forth on Schedule 3.9(d) or would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. To the Sellers' knowledge, the other parties to such agreements are not in breach of any of their respective obligations thereunder, except as set forth on Schedule 3.9(d) or would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. To the Sellers' knowledge, there is no condition with respect to the Company's Subsidiaries (including with respect to the partnership agreements for the Company's Subsidiaries that are partnerships) that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

          (e) Schedule 3.9(e) sets forth a complete and accurate list of (i) material agreements entered into by the Company or any of its Subsidiaries as of the date hereof relating to the development or construction of, additions or expansions to, or management or leasing services for self-storage facilities or other real properties or (ii) all material agreements relating to the franchise operations or franchised properties of the Company and its Subsidiaries (including Storage USA Franchise
Corp), in each case, which are currently in effect and under which the Company or any of its Subsidiaries currently has, or expects to incur, any material obligation. True and complete copies of such agreements have been delivered or made available to the Buyer prior to the date hereof.

          (f) Except for (i) agreements made in the ordinary course of business consistent with past practice with a maturity of less than one year or that are terminable on 30 days or less notice, and (ii) agreements the breach or non-fulfillment of which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, Schedule 3.9(f) sets forth a complete and accurate list of all material agreements entered into by the Company or any of its Subsidiaries as of the date hereof which are not listed in any other Schedule hereto, which list shall also include non-competition or other similar agreement in favor of a third party, commitment, judgment, injunction or order to which the Company or any of its Subsidiaries is a party or subject that has or could reasonably be expected to have the effect of prohibiting or materially impairing the conduct of the business by the Company and its Subsidiaries before or after the Closing. Each agreement set forth on
Schedule 3.9(f) is in full force and effect as against the Company or such Subsidiary and, to the Sellers' knowledge, as against the other parties thereto, no payments, if any, thereunder are delinquent, the Company or such Subsidiary is not in default thereunder, and no notice of default thereunder has been sent or received by the Company or any of its Subsidiaries, except where the same would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. To the Sellers' knowledge, no event has occurred which, with notice or lapse of time or both, would constitute a default by the Company or any of its Subsidiaries under any agreement set forth on Schedule 3.9(f), except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. To the Sellers' knowledge, the other parties to such agreements are not in breach of their respective obligations thereunder, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. True and complete copies of each such agreement have been delivered or made available to the Buyer prior to the date hereof.

          (g) Schedule 3.9(g) sets forth a complete and accurate list of all agreements and policies of the Company in effect on the date hereof relating to transactions with Affiliates and potential conflicts of interest. Each agreement or policy set forth on Schedule 3.9(g) is in full force and effect, and the Company, each of its Subsidiaries, and, to the Sellers' knowledge, the other parties thereto are in compliance with such agreements and policies, or such compliance has been waived by the Company Board or would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. True and complete copies of each such agreement or policy have been delivered or made available to the Buyer prior to the date hereof.

          Section 3.10 FINANCIAL RECORDS; ORGANIZATIONAL DOCUMENTS; CORPORATE RECORDS. (a) The books of account and other financial records of the Company, each of its Subsidiaries and each of the Partnerships are in all respects true and complete, have been maintained in accordance with good business practices, and are and will be accurately reflected in all respects in the financial statements included in the Company Reports, except, in each case, as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

          (b) The Company has previously delivered or made available to the Buyer true and complete copies of the Company Charter, the Company Bylaws, the SUSA Agreement, and the charter, bylaws, organization documents, partnership agreements and joint venture agreements of its Subsidiaries, and all amendments thereto. All such documents are listed on Schedule 3.10(b).

          (c) The minute books and other records of corporate or partnership (or equivalent) proceedings of the Company and each of its Subsidiaries have been made available to the Buyer, contain accurate records of all meetings and accurately reflect all other corporate action of the shareholders and directors and any committees of the Board of Directors of the Company and its Subsidiaries which are corporations and all actions of the partners of SUSA and its Subsidiaries which are partnerships, except for documentation of discussions relating to or in connection with the transactions contemplated hereby or matters related hereto, and except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

          Section 3.11 PROPERTIES. (a) Schedule 3.11(a) sets forth as of the date hereof a complete and accurate list and the addresses of all real property owned or leased by the Company or any of its Subsidiaries or any Property Joint Venture or otherwise used by the Company or any of its Subsidiaries or any Property Joint Venture in the conduct of their business (other than Tenancy Leases which are addressed in Section 3.11(l)) or operations (collectively, and together with the land at each address referenced on Schedule 3.11(a) and all buildings, structures and other improvements and fixtures located on or under such land and all easements, rights and other appurtenances to such land, the "COMPANY PROPERTIES"). Each of the Company Properties is owned or leased by SUSA, a Subsidiary of SUSA or a Property Joint Venture, as indicated on Schedule 3.11(a), and the Company itself does not directly own or lease any Company Property. To the Sellers' knowledge, SUSA or, in the case of Company Properties owned by Subsidiaries of SUSA or Property Joint Ventures, such Subsidiaries or Property Joint Ventures, own good and marketable fee simple or leasehold title, as applicable, to each of the Company Properties, in each case free and clear of any Liens, title defects, contractual restrictions or covenants, laws, ordinances or regulations affecting use or occupancy (including zoning regulations and building codes) or reservations of interests in title (collectively, "PROPERTY RESTRICTIONS"), except for (i) Permitted Liens and (ii) Property Restrictions imposed or promulgated by law or by any Government Authority which are customary and typical for similar properties. To the Sellers' knowledge, none of the matters described in clauses (i) and (ii) of the immediately preceding sentence materially interferes with, impairs, or is violated by, the existence of any building or other structure or improvement which constitutes a part of, or the present use, occupancy or operation (or, if applicable, development) of, the Company Properties taken as a whole, and such matters do not, individually or in the aggregate, have a Material Adverse Effect. American Land Title Association policies of title insurance (or marked title insurance commitments having the same force and effect as title insurance policies) have been issued insuring the fee simple or leasehold, as applicable, title of SUSA, its Subsidiaries or the Property Joint Ventures, as applicable, with respect to all of the Company Properties in amounts at least equal to the original cost thereof, and, to the Sellers' knowledge, such policies are valid and in full force and effect and no claim has been made under any such policy. The Sellers have delivered or made available to the Buyer true and complete copies of all such policies and of the most recent surveys of the Company Properties indicated on Schedule 3.11(a), and true and complete copies of all material ex-ceptions referenced in such policies and the most recent title reports for and surveys (to the extent not previously delivered or made available to the Buyer) of each of the Company Properties available to the Company or any of its Subsidiaries will be provided or made available by the Sellers for inspection by the Buyer.

          (b) Except for matters which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or to materially and adversely affect the use or occupancy (or, if applicable, development) of the Company Properties taken as a whole, the Sellers have no knowledge (i) that any currently required certificate, permit or license (including building permits and certificates of occupancy for tenant spaces) from any Government Authority having jurisdiction over any Company Property, or any agreement, easement or other right which is necessary to permit the lawful use, occupancy or operation of the existing buildings, structures or other improvements which constitute a part of any of the Company Properties or which are necessary to permit the lawful use and operation of utility service to any Company Property or of any existing driveways, roads or other means of egress and ingress to and from any of the Company Properties, has not been obtained or is not in full force and effect, or of any pending threat of modification or cancellation of any of same, or (ii) of any violation by any Company Property of any federal, state or municipal law, ordinance, order, regulation or requirement, including any applicable zoning law or building code, as a result of the use or occupancy of such Company Property or otherwise. Except as communicated to the Buyer in its capacity as claims administrator with respect to insurance coverage for the Company Properties, the Sellers have no knowledge of uninsured physical damage to any Company Property in excess of $250,000 in the aggregate. To the Sellers' knowledge, except for repairs identified in the Capital Expenditure Budget and Schedule, each Company Property, (i) is in good operating condition and repair and is structurally sound and free of defects, with no alterations or repairs being required thereto under applicable law or insurance company requirements, and (ii) consists of sufficient land, parking areas, driveways and other improvements and lawful means of access and utility service and capacity to permit the use thereof in the manner and for the purposes to which it is presently devoted (or, in the case of the Development Property, for the development and operation thereon of the applicable Project), except, in each such case, to the extent that failure to meet such standards would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or to materially and adversely affect the use or occupancy of the Company Properties taken as a whole (or, in the case of the Development Property, the development and operation thereon of the applicable Project). True and complete copies of all engineering reports, inspection reports, maintenance plans and other documents relating to the condition of any Company Property prepared for the Company or otherwise in the Company's or any of its Subsidiaries' possession have been delivered or made available to the Buyer prior to the date hereof.

          (c) The Sellers have no knowledge (i) that any condemnation, eminent domain or rezoning proceedings are pending or threatened with respect to any of the Company Properties, (ii) that any road widening or change of grade of any road adjacent to any Company Property is underway or has been proposed, (iii) of any proposed change in the assessed valuation of any Company Property other than customarily scheduled revaluations, (iv) of any special assessment made or threatened against any Company Property, or (v) that any of the Company Properties is subject to any so-called "impact fee" or to any agreement with any Government Authority to pay for sewer extension, oversizing utilities, lighting or like expenses or charges for work or services by such Government Authority, except, in the case of each of the foregoing, to the extent that same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or to materially and adversely affect the use or occupancy (or, if applicable, development) of the Company Properties taken as a whole.

          (d) To the Sellers' knowledge, each of the Company Properties is an independent unit which does not rely on any facilities located on any property not included in such Company Property to fulfill any municipal or governmental requirement or for the furnishing to such Company Property of any essential building systems or utilities, other than facilities the benefit of which inures to the Company Properties pursuant to one or more valid easements. Each of the Company Properties is served by public water and sanitary systems and all other utilities, and, to the Sellers' knowledge, each of the Company Properties has lawful access to public roads, in all cases sufficient for the current use and occupancy of each Company Property (or, in the case of the Development Property, for the development and operation thereon of the applicable Project). To the Sellers' knowledge, all parcels of land included in each Company Property that purport to be contiguous are contiguous and are not separated by strips or gores. To the Sellers' knowledge, no portion of any Company Property lies in any flood plain area (as defined by the U.S. Army Corps of Engineers or otherwise) or includes any wetlands or vegetation or species protected by any applicable laws. To the Sellers' knowledge, no improvements constituting a part of any Company Property encroach on real property not constituting a part of such Company Property. No representation set forth in this subsection (d) shall be deemed to be untrue unless such untruths are, individually or in the aggregate, reasonably expected to have a Material Adverse Effect or to materially and adversely affect the use or occupancy (or, if applicable, development) of the Company Properties taken as a whole.

          (e) The Company Properties comply with the requirements of the Americans with Disabilities Act (the "ADA"), except for such failures to comply as would not, in the aggregate, reasonably be expected to result in a Material Adverse Effect.

          (f) The Company has provided to the Buyer a complete and accurate rent summary for each Company Property for the year ended December 31, 2000 and for the month ended October 31, 2001 (the "RENT SUMMARY"). The Rent Summary accurately describes, as of the date thereof, for all Company Properties, in the aggregate, (i) the total number of rentable square feet of self-storage units at all Company Properties, (ii) the physical occupancy rate of the self-storage units at all Company Properties on a rented square foot basis, (iii) the average term under the leases of self-storage units or other space at all Company Properties (all such leases for all Company Properties, collectively, the "COMPANY LEASES"), (iv) the delinquency rate of tenants at all Company Properties, (v) the average rent per rentable square foot at all Company Properties. True and accurate variance reports for each of the Company Properties have been delivered or made available to the Buyer prior to the date hereof.

          (g) Schedule 3.11(g) sets forth a complete and accurate list of all binding commitments, letters of intent or similar written agreements made or entered into by the Company or any of its Subsidiaries as of the date hereof (x) to sell, mortgage, pledge or hypothecate any Company Properties, which, individually or in the aggregate, are material, or to otherwise enter into a material transaction in respect of the ownership or financing of any Company Properties, or (y) to purchase or acquire an option, right of first refusal or similar right in respect of any real property or properties, which, in any such case, has not yet been reduced to a written contract. True and complete copies of each such commitment, letter of intent or other understanding have been delivered or made available to the Buyer prior to the date hereof.

          (h) Except as set forth in the Rent Summary, none of the Company or any of its Subsidiaries has granted any outstanding options or has entered into any outstanding contracts with others for the sale, mortgage, pledge, hypothecation, assignment, sublease, lease or other transfer of all or any part of any Company Properties (excluding, however, leases of self-storage facilities and immaterial commercial and retail leases at the Company Properties), and no person has any right or option to acquire, or right of first refusal with respect to, the Company's or any of its Subsidiaries' interest in any Company Properties or any part thereof. None of the Company or any of its Subsidiaries has any outstanding options or rights of first refusal or has entered into any outstanding contracts with others for the purchase of any real property.

          (i) Schedule 3.11(i) contains a complete and accurate description of any non-compliance by any Company Properties, to the Sellers' knowledge, with any law, ordinance, code, health and safety regulation or insurance requirement (except for the ADA, which is addressed in this respect in Section 3.11(e) above), other than such non-compliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Schedule 3.11(i) also sets forth the Company's or any of its Subsidiaries' or any Property Joint Venture's capital expenditure budget and schedule for all Company Properties taken as a whole (the "CAPITAL EXPENDITURE BUDGET AND SCHEDULE"), which describes any material capital expenditures (other than periodic maintenance and repairs to be made in the ordinary course of business) which the Company or any of its Subsidiaries or any Property Joint Venture has budgeted for each Company Property for the period running through December 31, 2001, and such other material capital expenditures as are necessary, to the Sellers' knowledge, in order to bring such Company Property into compliance with applicable laws, ordinances, codes, health and safety regulations and insurance requirements (including in respect of fire sprinklers, compliance with the ADA and asbestos containing material) or which the Company or such Subsidiary otherwise plans or expects to make in order to cure or remedy any construction, electrical, mechanical or other defects, to renovate, rehabilitate or modernize such Company Property, or otherwise. To the Sellers' knowledge, the costs and time schedules for 2001 set forth in the Capital Expenditure Budget and Schedule are reasonable estimates and projections. There are no outstanding or, to the Sellers' knowledge, threatened requirements by any insurance company which has issued an insurance policy covering any Company Properties, or by any board of fire underwriters or other body exercising similar functions, requiring any repairs or alterations to be made to any Company Properties that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. There are no expenditures expected after December 31, 2001 which would cause any future year's aggregate capital expenditures for the Company Properties to exceed in any material respect the amounts set forth for 2001 in the Capital Expenditure Budget and Schedule for such Company Property.

          (j) Schedule 3.11(j) contains a list of each Company Property, other than franchised properties, which consists of or includes undeveloped land or which is in the process of being developed (collectively, the "DEVELOPMENT PROPERTIES") and a brief description of the development intended by the Company or any of its Subsidiaries or any Property Joint Venture to be carried out or completed thereon (collectively, the "PROJECTS"), including the total estimated cost of each Project, the stage of completion of each Project and the amount expended to date on such Project (collectively, the "DEVELOPMENT BUDGET AND SCHEDULE"). To the Sellers' knowledge, there are no material impediments to or constraints on the development or rehabilitation of any Project within the time frame and for the cost set forth in the Development Budget and Schedule applicable thereto, and there have not been any material overruns with respect to any Project the development of which has commenced.

          (k) The Sellers have disclosed to the Buyer all adverse matters known to the Sellers with respect to or in connection with the Company Properties (including the Company Leases and the Tenancy Leases), which would, in the aggregate, reasonably be expected to have a Material Adverse Effect.

          (l) Schedule 3.11(l) sets forth a complete and accurate list of all leases pursuant to which the Company or any of its Subsidiaries occupies commercial or office space (collectively, the "TENANCY LEASES"). Each of the Tenancy Leases is valid, binding and in full force and effect as against the Subsidiary and, to the Sellers' knowledge, as against the other party thereto. None of the Tenancy Leases is subject to any pledge, Lien, sublease, assignment, license or other agreement granting to any third party any interest therein or any right to the use or occupancy of any premises leased thereunder, except for such pledges, Liens, subleases, assignments, licenses or other agreements that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. True and complete copies of the Tenancy Leases (including all amendments, modifications and supplements thereto) have been delivered or made available to the Buyer prior to the date hereof. To the Sellers' knowledge, there is no pending or threatened proceeding which is reasonably likely to interfere with the quiet enjoyment of the tenant under any of the Tenancy Leases. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, no payments under any Tenancy Lease are delinquent and no notice of default thereunder has been sent or received by the Company or any of its Subsidiaries. There does not exist under any of the Tenancy Leases any default, and, to the Sellers' knowledge, no event has occurred which, with notice or lapse of time or both, would constitute such a default, except as would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect.

          (m) The Company and each of its Subsidiaries have good and sufficient title to all the personal properties and assets reflected in their books and records as being owned by them (including those reflected in the balance sheets of the Company and its Subsidiaries as of September 30, 2001, except as since sold or otherwise disposed of in the ordinary course of business), free and clear of all Liens, except for Permitted Liens or as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

          Section 3.12 ENVIRONMENTAL MATTERS. (a) To the Sellers' knowledge, each of the Company and its Subsidiaries has obtained, and now maintains as currently valid and effective, all permits required under Environmental Laws (the "ENVIRONMENTAL PERMITS") which are material to the operation of its businesses and properties, taken as a whole, all of which are listed on Schedule 3.12(a). To the Sellers' knowledge, except as disclosed in the Company Environmental Reports, each of the Company and its Subsidiaries, and each Company Property is in compliance with the Environmental Permits and all Environmental Laws, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. To the Seller's knowledge, there are no circumstances that are reasonably likely to prevent or interfere with such compliance as the operation of the Company Properties is currently conducted.

          (b) Each of the Company and its Subsidiaries has provided or made available to the Buyer all material written communications (whether from a Government Authority, citizens' group, employee or other person) in its possession or control regarding (x) alleged or suspected noncompliance of any of the Company Properties with any Environmental Laws or Environmental Permits or
(y) alleged or suspected Liability of the Company or any of its Subsidiaries under any Environmental Law, except such noncompliance or Liability which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

          (c) There are no Liens on any of the Company Properties which arose pursuant to or in connection with any Environmental Law or Environmental Claim and, to the Sellers' knowledge, no government actions have been taken or are in process which are reasonably likely to subject any Company Property to any such Liens.

          (d) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or as otherwise disclosed in the Company Environmental Reports, no Environmental Claim with respect to the operations or the businesses of the Company or any of its Subsidiaries, or with respect to the Company Properties, has been asserted or, to the Sellers' knowledge, threatened, and, to the Sellers' knowledge, no circumstances exist with respect to the Company or any of its Subsidiaries or the Company Properties that would reasonably be expected to result in any Environmental Claim being asserted, in any such case, against (i) the Company or any of its Subsidiaries, or (ii) to the Sellers' knowledge, any person whose liability for any Environmental Claims the Company or any of its Subsidiaries has assumed pursuant to contract or by operation of law..

          (e) Except as set forth in the Company Environmental Reports, (i) none of the Company and its Subsidiaries has been notified of potential responsibility in connection with any site that has been placed on, or proposed to be placed on, the National Priorities List or its state equivalents pursuant to the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. ss. 9601 et seq., or analogous state laws, (ii) to the Sellers' knowledge, none of the Company and its Subsidiaries has Released any Materials of Environmental Concern at any Company Property or any other location to an extent or in a manner which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (iii) to the Sellers' knowledge, no underground storage tanks, surface impoundments, disposal areas, pits, ponds, lagoons, or open trenches is present at any Company Property in a manner or condition that is reasonably likely to give rise to an Environmental Claim which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (iv) to the Sellers' knowledge, no transformers, capacitors or other equipment containing fluid with more than 50 parts per million polychlorinated biphenyls are present at any Company Properties in a manner or condition that is reasonably likely to give rise to an Environmental Claim which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, except for any such transformers, capacitors or other equipment owned by any utility company, and (v) to the Sellers' knowledge, no asbestos or asbestos-containing material is present at any Company Properties other than floor tiles that do not contain any friable asbestos and no Employee or any other person is now or has in the past been exposed to friable asbestos or asbestos-containing material at any Company Properties, except, in the case of each of the matters set forth in this clause (v), for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          (f) Schedule 3.12(f) contains a list of each material environmental report prepared by or for the Company or any of its Subsidiaries, in the possession of any of them (provided that the Company has used, and has caused its Subsidiaries to use, reasonable efforts to obtain such possession), with respect to the environmental condition of any Company Properties, including Phase I and Phase II environmental site assessments (collectively, the "COMPANY ENVIRONMENTAL REPORTS"). True and complete copies of each Company Environmental Report have been delivered or made available to the Buyer prior to the date hereof. To the Sellers' knowledge, there are no facts or circumstances relating to the environmental condition of any real property that is not a Company Property that, individually or in the aggregate, are reasonably likely to result in a Material Adverse Effect.

          (g) For purposes hereof, the terms listed below shall have the following meanings:

               (i) "CLAIM" shall mean all Actions, causes of action, suits, judgments, executions, claims and demands whatsoever, in law or equity.

               (ii) "ENVIRONMENTAL CLAIM" shall mean any Claim or written notice by any person alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or fatalities, or penalties) arising out of, based on or resulting from (A) the presence, generation, transportation, treatment, use, storage, disposal or Release of Materials of Environmental Concern or the threatened Release of Materials of Environmental Concern at any location, or (B) activities or conditions forming the basis of any violation, or alleged violation of, or liability or alleged liability under, any Environmental Law.

               (iii) "ENVIRONMENTAL LAWS" shall mean federal, state, local, provincial, municipal and foreign laws, ordinances, principles of common law, rules, by-laws, orders, governmental policies, statutes, regulations, agreements and treaties relating to the pollution or protection of the environment or of flora or fauna or their habitat or of human health and safety, or to the cleanup or restoration of the environment, including, but not limited to, any laws relating to (A) generation, treatment, storage, disposal or transportation of wastes, emissions or discharges or protection of the environment from the same, (B) exposure of persons to, or Release or threat of Release of, Materials of Environmental Concern, and (C) noise.

               (iv) "MATERIALS OF ENVIRONMENTAL CONCERN" shall mean all chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or any fraction thereof, petroleum products and hazardous substances (as defined in Section 101(14) of CERCLA,

     42 U.S.C. ss. 6601(14)), or solid or hazardous wastes as defined and regulated under any Environmental Laws.

               (v) "RELEASE" shall have the meaning set forth in CERCLA.

          Section 3.13 EMPLOYEES AND EMPLOYEE BENEFITS. (a) Schedule 3.13(a) sets forth a complete and accurate list of all employment, severance, consulting, retention, termination and change-in-control agreements or arrangements in effect with Employees of the Company or any of its Subsidiaries ("EMPLOYEE ARRANGEMENTS"). Except for the Employees who are parties to the scheduled employment agreements, all of the current Employees of the Company and each of its Subsidiaries are employed on an at-will basis.

          (b) Schedule 3.13(b) sets forth a complete and accurate list of all Company Plans. With respect to each Company Plan, the Sellers have delivered or made available to the Buyer true and complete copies of: (i) the plan documents and related trust documents and amendments thereto, (ii) the most recent summary plan descriptions, if any, and the most recent annual report, if any, and (iii) the most recent actuarial valuation (to the extent applicable).

          (c) With respect to each Company Plan, (i) the Company and each of its Subsidiaries is in compliance in all material respects with the terms of each Company Plan and with the requirements prescribed by all applicable statutes, orders or governmental rules or regulations, (ii) the Company and each of its Subsidiaries has contributed to each Pension Plan included in the Company Plans not less than the amounts accrued for such plan for all plan periods for which payment is due, and (iii) none of the Company or any of its Subsidiaries has any funding commitment or other liabilities except as reserved for in the financial statements in or incorporated by reference into the Company Reports, and, in the case of clause (i) through (iii), except for such matters as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The Internal Revenue Service has issued a favorable determination letter (or opinion letter, as the case may be) with respect to each Company Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code, and, to the Sellers' knowledge, there are no circumstances nor any events that reasonably could be expected to adversely affect the qualified status of any such plan.

          (d) None of the Company or any of its Subsidiaries has made any binding commitment to establish any new Company Plan except as may be required by law, to modify any Company Plan, or to increase benefits or compensation of Employees of the Company or any of its Subsidiaries (except for normal increases in compensation consistent with past practices), and to the Sellers' knowledge, no intention to do so has been communicated to Employees of the Company or any of its Subsidiaries.

          (e) There are no pending or, to the Sellers' knowledge, anticipated claims against or otherwise involving any of the Company Plans or any fiduciaries thereof with respect to their duties to the Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Company Plan activities) has been brought against or with respect to any such Company Plans.

          (f) None of the Company, SUSA or any entity under "common control" with the Company or SUSA within the meaning of Section 4001 of ERISA has contributed to, or been required to contribute to, any "multiemployer plan" (as defined in Section 3(37) and 4001(a)(3) of ERISA).

          (g) The Company and its Subsidiaries do not maintain or contribute to any plan or arrangement that provides or has any liability to provide life insurance, medical or other employee welfare benefits to any Employee upon his retirement or termination of employment, except as required by the Employee Arrangements or the Consolidated Omnibus Budget Reconciliation Act of 1985 or equivalent state law and, to the Sellers' knowledge, the Company and its Subsidiaries have never represented, promised or contracted (whether in oral or written form) to any Employee that such benefits would be provided.

          (h) For purposes hereof, "COMPANY PLANS" means each and all "employee benefit plans" as defined in Section 3(3) of ERISA maintained within the last five years or contributed to within the last five years by a Seller or in which a Seller participates or participated and which provides benefits to Employees, including (i) any such plans that are "employee welfare benefit plans" as defined in Section 3(1) of ERISA, including retiree medical and life insurance plans ("WELFARE PLANS"), and (ii) any such plans that constitute "employee pension benefit plans" as defined in Section 3(2) of ERISA ("PENSION PLANS"), as well as all other life and health insurance, hospitalization, savings, equity, bonus, loan, deferred compensation, incentive compensation, holiday, vacation, severance pay (including statutory severance), termination pay, sick pay, sick leave, bereavement leave, maternity leave, military leave, disability, tuition refund, service award, company car, scholarship, relocation, patent award, fringe benefit, individual employment, consultancy or severance agreements or arrangements and any other polices or practices of a party hereto providing employee or executive compensation or benefits to Employees. As used herein, the term "EMPLOYEE" refers to any current employee, former employee or retired employee of the Company or any of its Subsidiaries, including any such employee on disability, layoff or leave status. "CONTROLLED GROUP LIABILITY" means any and all liabilities under (i) Title IV of ERISA, (ii) Section 302 of ERISA,
(iii) Sections 412 and 4971 of the Code, and (iv) corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, the Company Plans.

          (i) No Company Plan is or was subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code.

          (j) To the Sellers' knowledge, there does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability of the Company following the Closing. Without limiting the generality of the foregoing, to the Sellers' knowledge, neither the Company nor any ERISA Affiliate has engaged in any transaction described in Section 4069 or
Section 4204 of ERISA.

          (k) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any Employee of the Company, and the transactions contemplated by this Agreement will not constitute constructive termination or "good reason" under any Com-pany Plan (it being understood and agreed, however, that the Company is making no representation or warranty as to whether consummation of the transactions contemplated hereby constitutes "good reason" under the Employee Arrangements).

          (l) All personnel who manage or operate the Company Properties, or any of them, are employed directly by SUSA or SUSA-TN LLC, and the Company itself does not have any Employees. Neither SUSA Management, Inc. nor any of its current Employees are involved in the management or operation of any Company Property.

          (m) No Company Plan or related trust is maintained outside of the United States or is subject to regulation under non-U.S. laws.

          (n) Schedule 3.13(n) sets forth, for each Employee, such Employee's annual salary (and annual bonus opportunity), department and location.

          Section 3.14 LABOR MATTERS. None of the Company and its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no unfair labor practice or labor arbitration proceeding pending or, to the Sellers' knowledge, threatened against the Company or any of its Subsidiaries. To the Sellers' knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving Employees of the Company or any of its Subsidiaries.

          Section 3.15 AFFILIATE TRANSACTIONS. There are no transactions, series of related transactions, or currently proposed transactions or series of related transactions, entered or to be entered into by the Company or any of its Subsidiaries which are of the type required to be disclosed by the Company or SUSA pursuant to Item 404 of Regulation S-K under the Securities Act that are not so disclosed, other than with the Buyer or any of its Affiliates. True and complete copies of all agreements or contracts relating to any such transaction have been delivered or made available to the Buyer prior to the date hereof.

          Section 3.16 INSURANCE. The Company maintains policies of insurance covering the assets, business, properties and assets, Employees, officers and directors of the Company and each of its Subsidiaries (collectively, the "INSURANCE POLICIES"), which are of a type and in amounts reasonable for the business conducted by the Company and its Subsidiaries. Except as previously communicated in writing to the Buyer in its capacity as claims administrator with respect to the Company's insurance coverage, there are no claims in excess of $50,000 individually or $100,000 in the aggregate by the Company or any of its Subsidiaries pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) each Insurance Policy is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full, (ii) none of the Insurance Policies shall terminate or lapse (or be affected in any other adverse manner) by reason of the transactions contemplated by this Agreement, (iii) the Company and each of its Subsidiaries have complied with the provisions of each Insurance Policy under which it is the insured party, (iv) no insurer under any Insurance Policy has canceled or generally disclaimed liability under any such policy or indicated any intent to do so or not to renew any such policy and (v) all claims under the Insurance Policies have been filed in a timely fashion.

          Section 3.17 PROXY STATEMENT; SCHEDULE 13E-3; INFORMATION STATEMENT. The Proxy Statement and the Schedule 13E-3 and all of the information included or incorporated by reference therein and all amendments and supplements thereto (other than any information supplied or to be supplied by the Buyer for inclusion or incorporation by reference therein) will not, as of the date such Proxy Statement, Schedule 13E-3, amendments or supplements are filed with the SEC or the Proxy Statement is mailed to the shareholders of the Company and as of the time of any meeting of the shareholders of the Company in connection with the transactions contemplated hereby, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and the Schedule 13E-3 will at such times comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. The Information Statement (other than any information supplied or to be supplied by the Buyer for inclusion therein, and other than information related to the Election, the terms and conditions of the Agreement of Limited Partnership set forth in Exhibit B, the consequences of the Election on an Electing Holder, including Tax consequences, and the proposed business of the Surviving Partnership) will not, as of the date the Information Statement is mailed to the holders of SUSA Units, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          Section 3.18 TENNESSEE TAKEOVER LAW. The terms of Chapter 103 of Title 48 of the Tennessee Code Annotated will not apply to the Buyer, the Purchase, the Redemption, the Merger or any other transaction contemplated hereby.

          Section 3.19 VOTE REQUIRED. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (including shares of Company Common Stock held by the Buyer or Affiliates of the Buyer) entitled to vote hereon is the only vote of the holders of any class or series of Company Stock or other securities of the Company necessary under the TRULPA, the TBCA, the Company Charter, the Company Bylaws or any contract binding the Company to approve this Agreement and the transactions contemplated hereby, including the Purchase, the Redemption and the Merger. No approval, consent or vote of the holders of SUSA Units or Preferred Units or holders of securities of any Subsidiary of the Company is required to effect the transactions contemplated by this Agreement, including the Purchase, the Redemption and the Merger.

          Section 3.20 BROKERS OR FINDERS; OPINION OF FINANCIAL ADVISOR. (a) Except for Lehman Brothers, Inc. (in its capacity as the Company's financial advisor, the "FINANCIAL ADVISOR"), no agent, broker, investment banker or other firm or person, including any of the foregoing that is an Affiliate of the Company, is or will be entitled to any broker's or finder's fee or any other commission or similar fee from the Company or any of its Subsidiaries or Affiliates in connection with this Agreement or any of the transactions contemplated hereby, for which the Buyer or any of its Affiliates will be responsible.

          (b) The Financial Advisor has delivered to the Company an opinion dated the date of this Agreement to the effect, as of such date, the Merger Consideration is fair from a financial point of view to the holders of the Company Common Stock and the holders of SUSA Units unaffiliated with the Company, a copy of which opinion in the form in which it has been or will be delivered to the Company has been delivered to the Buyer.

          Section 3.21 INTELLECTUAL PROPERTY. (a) Other than with respect to software programs that are commercially available on a general basis, the Company and its Subsidiaries own, license or otherwise possess legally enforceable rights to use all Intellectual Property used in or reasonably necessary to the conduct of the business of the Company and its Subsidiaries, except where the failure to own, license or have rights to use such Intellectual Property would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. For purposes of this Agreement, the term "INTELLECTUAL PROPERTY" means (i) patents, trademarks, service marks, trade names, domain names, copyrights, designs and trade secrets, (ii) any applications for and registrations of such patents, trademarks, service marks, trade names, domain names and copyrights and designs, and (iii) processes, formulae, methods, schematics, technology, know-how, computer software programs and applications (except for computer software programs and applications that are commercially available on a general basis at a cost that does not exceed $100,000 in any one case or $250,000 giving effect to multiple licenses to the same program).

          (b) The execution and delivery of this Agreement and consummation of the transactions contemplated hereby will not result in the breach of, or create on behalf of any third party the right to terminate or modify, any license, sublicense or other agreement relating to any Intellectual Property or any software programs that are commercially available on a general basis, including software that is used in the manufacture of, incorporated in, or forms a part of any product or service sold by or expected to be sold by the Company or any of its Subsidiaries, except for such breaches and rights to terminate or modify as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Schedule 3.21(b) sets forth a complete and accurate list of the Company's issued patents, registered trademarks, material software license agreements and all other material license agreements.

          (c) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) all patents and registrations and applications for registered trademarks, service marks and copyrights which are held by the Company or any of its Subsidiaries are valid and subsisting and (ii) the Company and its Subsidiaries have taken reasonable measures to protect the proprietary nature of the Sellers' Intellectual Property. To the Sellers' knowledge, no other person or entity is infringing, violating or misappropriating any of the Sellers' Intellectual Property, except for infringements, violations or misappropriations which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

          (d) None of the (i) products sold by the Company or any of its Subsidiaries or (ii) business or activities conducted by the Company or any of its Subsidiaries infringes, violates or constitutes a misappropriation of, or infringed, violated or constituted a misappropriation of, any Intellectual Property of any third party (including any software programs and applications that are commercially available), except for infringements, violations or misappropriations which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written (or has any knowledge of any) complaint, claim or notice alleging any such infringement, violation or misappropriation. For purposes of this Section 3.21(d), the word "patents" in the definition of Intellectual Property shall be deemed a reference to United States patents issued on or before the date of this Agreement.

          Section 3.22 SUSA AND HOLDINGS AGREEMENTS. (a) Schedule 3.22(a) sets forth all action that is required to be taken under the SUSA Agreement and Holdings' agreement of limited partnership in order to admit the Buyer as the general partner and a limited partner, as applicable, of SUSA and Holdings, in connection with the Purchase, and under the SUSA Agreement to issue the Additional Buyer Units.

          (b) Other than the SUSA Agreement and the Tax Protection Agreements, there are no (written or oral) agreements currently in effect between the Company and any holder of SUSA Units (other than the Company), including agreements pursuant to which the Company has agreed to guarantee the obligations of such holder or consented to any disposition of any of such holder's SUSA Units.

          Section 3.23 KNOWLEDGE DEFINED. As used herein, the phrase "to the Sellers' knowledge" (or words of similar import) shall mean the actual knowledge, after reasonable inquiry, of any of Dean Jernigan, Christopher Marr, Karl Haas, John McConomy, Richard Stern, Bruce Taub, Mark Yale or Ed Ansbro; PROVIDED, HOWEVER, that for purposes of Sections 3.11(b), 3.11(d) and 3.11(i), the phrase "to the Sellers' knowledge" (or words of similar import) shall mean the actual knowledge of such individuals as well as the actual knowledge of the Company's ten Regional Managers and three Division Vice Presidents.

                                   ARTICLE 4

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

          The Buyer hereby represents and warrants to the Sellers as follows:

          Section 4.1 ORGANIZATION. The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland. The Buyer has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted, to enter into this Agreement and perform its obligations hereunder and to consummate the transactions contemplated hereby.

          Section 4.2 DUE AUTHORIZATION. The execution and delivery of this Agreement, the performance of the obligations hereunder and the consummation of the transactions contemplated hereby, by the Buyer, have been duly and validly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been duly executed and delivered by the Buyer and constitutes the valid and legally binding obligation of the Buyer enforceable against the Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights or general principles of equity.

          Section 4.3 CONFLICTING AGREEMENTS AND OTHER MATTERS. Neither the execution and delivery by the Buyer hereof nor the consummation by the Buyer of the transactions contemplated hereby will conflict with, result in a breach or violation of the terms, conditions or provisions of, constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, result in the creation of any Lien upon any of the properties or assets of the Buyer pursuant to, or require any consent, approval or other action by or any notice to or filing with any Government Authority under, the organizational documents of the Buyer or any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, order, judgment, decree, statute, law, rule or regulation by which the Buyer is bound, except for filings required under the Securities Laws or the HSR Act or as would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on the ability of the Buyer to consummate the transactions contemplated hereby.

          Section 4.4 OWNERSHIP OF SHARES. The Buyer owns as of the date hereof, either directly or through one or more of its Affiliates, 11,765,654 shares of Company Common Stock.

          Section 4.5 PROXY STATEMENT; SCHEDULE 13E-3; INFORMATION STATEMENT. None of the information supplied or to be supplied by or on behalf of the Buyer for inclusion or incorporation by reference in the Proxy Statement or the
Schedule 13E-3 or any amendment or supplements thereto will, as of the date the Proxy Statement, the Schedule 13E-3 or any such amendment or supplement is filed with the SEC or the Proxy Statement is mailed to the shareholders of the Company and as of the time of any meeting of the shareholders of the Company in connection with the transactions contemplated hereby, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied by or on behalf of the Buyer for inclusion in the Information Statement (including for these purposes, whether or not so supplied, all information related to the Election, the terms and conditions of the Agreement of Limited Partnership set forth in Exhibit B, the consequences of the Election on an Electing Holder, including Tax consequences, and the proposed business of the Surviving Partnership) will, as of the date the Information Statement is mailed to the holders of SUSA Units, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          Section 4.6 BUYER FINANCING. Without prejudice to the fact that this Agreement does not provide for any financing condition or contingency (but subject to the condition set forth in Section 6.1(c) and to the other terms and conditions hereof), the Buyer has provided to the Company a true and complete copy of the Buyer's Revolver Commitment Letter, dated November 28, 2001, providing for a commitment by Wells Fargo Bank, N.A. of up to $60 million of the Revolver Financing above the Target Hold level of $55 million, as set forth in and subject to the terms and conditions of such Letter (the "BUYER FINANCING"). Taking into account and assuming the availability of the $115 million of funds pursuant to the Buyer Financing, and subject to the terms and conditions thereof and hereof, at the Closing the Buyer will have sufficient funds to consummate the transactions contemplated by this Agreement, including to make all payments (including in respect of fees and expenses) required to be made in connection with this

Agreement. The Buyer currently expects that, to the extent necessary, all of the funds will be available pursuant to the Buyer Financing at the Closing.

                                   ARTICLE 5

                         COVENANTS RELATING TO CLOSINGS

          Section 5.1 TAKING OF NECESSARY ACTION. (a) Each party hereto agrees to use its commercially reasonable best efforts promptly to take or cause to be taken all actions and promptly to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to the terms and conditions hereof, including all actions and things necessary to cause all conditions precedent set forth in Article 6 to be satisfied.

          (b) As promptly as practicable after the date hereof, the Company, in cooperation with the Buyer, shall prepare and shall file with the SEC (i) a proxy statement (the "PROXY STATEMENT") by which the Company's shareholders will be asked to approve the transactions contemplated hereby, including the Purchase and the Merger and (ii) a statement on Schedule 13E-3 under the Exchange Act (the "SCHEDULE 13E-3" and, together with the Proxy Statement, the "SEC FILINGS"). The SEC Filings as initially filed with the SEC, as each may be supplemented, amended and refiled with the SEC, and the Proxy Statement as it may be mailed to the Company's shareholders, shall each be in form and substance reasonably satisfactory to the Buyer. The Company shall use its commercially reasonable best efforts to, in cooperation with the Buyer, respond to any comments of the SEC on the SEC Filings and to cause the Proxy Statement to be mailed to the Company's shareholders at the earliest practicable time. As promptly as practicable after the date hereof, (i) the Company shall, and shall cause its Subsidiaries to, prepare and file the Regulatory Filings (other than the SEC Filings) and any other filings required of the Company or such Subsidiaries under the U.S. or foreign federal, state or local laws relating to this Agreement and the transactions contemplated hereby, including under state takeover laws (the "OTHER FILINGS"), and (ii) the Buyer shall, and shall cause its Subsidiaries to, prepare and file any filings required of the Buyer or such Subsidiaries under any such laws (the "BUYER FILINGS"). The Company and the Buyer will notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the SEC Filings or any Regulatory Filings, Other Filings or Buyer Filings or for additional information, and will supply each other with copies of all correspondence between each of them or any of their respective Representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to any such filings. The SEC Filings and any Regulatory Filing, Other Filing and Buyer Filing shall comply in all material respects with all applicable requirements of law. The Buyer shall promptly provide to the Company all information about the Buyer required to be included or incorporated by reference in the SEC Filings or any Regulatory Filing or Other Filing and shall otherwise cooperate with the Company in taking the actions described in this paragraph. Whenever any event occurs which is required to be set forth in an amendment or supplement to an SEC Filing or any Regulatory Filing, Other Filing or Buyer Filing, the Company or Buyer, as the case may be, shall promptly inform the other party of such occurrence and cooperate in filing with the SEC or its staff or any other Government Authority, and/or mailing to shareholders of the Company, such amendment or supplement, and each party shall bear all responsibility and any liability with respect to the information it provides.

          (c) The Buyer, in cooperation with the Company, shall prepare and mail to the holders of SUSA Units (other than the Company and its Subsidiaries), as soon as practicable after the date hereof (but no later than the mailing of the Proxy Statement to holders of Company Common Stock), an information statement (the "INFORMATION STATEMENT") containing (i) to the extent relevant, substantially the same information as the information contained in the Proxy Statement to be mailed to holders of Company Common Stock, (ii) information relating to the Unit Consideration, the Election and the other transactions affecting such holders described in Section 2.7, the terms and conditions of the Agreement of Limited Partnership set forth on EXHIBIT B, the consequences of the Election (including tax consequences thereof), and the proposed business of the Surviving Partnership, and (iii) a prospective Electing Holder questionnaire to determine whether such holder is an "accredited investor".

          (d) Subject to Section 5.6, the Company shall use commercially reasonable best efforts to take all actions in accordance with applicable law, the Company Charter and the Company Bylaws to promptly and duly call, give notice of, convene and hold as promptly as practicable, (and in any event within 45 days after the Proxy Statement and the Schedule 13E-3 have been cleared by the SEC), a meeting of its shareholders for the purpose of considering and voting upon the transactions contemplated by this Agreement, including the Purchase and the Merger. Subject to Section 5.6, to the fullest extent permitted by applicable law, (i) the Company Board shall recommend and the Special Committee shall unanimously recommend approval by the shareholders of the Company of this Agreement and the transaction contemplated hereby, including the Purchase and the Merger, and include in the Proxy Statement such recommendation, and (ii) the Company Board and the Special Committee shall not withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to the Buyer, such recommendation. Subject to Section 5.6, the Company shall solicit from its shareholders proxies in favor of the approval of the transaction contemplated hereby, including the Purchase and the Merger, and, in connection therewith, shall use commercially reasonable best efforts to comply with the applicable requirements of the national securities exchange on which the Company Common Stock is listed or the TBCA; PROVIDED that, after consultation with the Buyer, the Company may adjourn or postpone such shareholder meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company's shareholders or if, as of the time for which the meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the meeting.

          (e) The Company shall use its commercially reasonable best efforts to obtain the consents set forth on Schedule 3.4.

          (f) The Buyer shall use commercially reasonable efforts to obtain the funds under the Buyer Financing as and to the extent necessary in connection with the transactions contemplated hereby.

          Section 5.2 TAKE-ALONG RIGHT. During the Take-Along Period, the Buyer shall (a) at any meeting of shareholders of the Company called to approve an agreement providing for a Superior Transaction (entered into during the Permitted Period), and at every adjournment or postponement thereof, vote (and cause its Affiliates to vote) all of the shares of Company Common Stock owned of record or beneficially as of the date hereof by the Buyer (or such Affiliates) in favor of the approval of such Superior Transaction, and (b) sell (or cause to be sold) all of the shares of Company Common Stock owned of record or beneficially by the Buyer (and its Affiliates), for the same consideration and on terms no less favorable (except as otherwise contemplated by the Support Agreement) as are offered to the other holders of the Company Common Stock in such Superior Transaction, except in each case as otherwise provided in, and subject to, the definition of Superior Transaction; PROVIDED that (i) at the time of termination hereof (in connection with such Superior Transaction) the Company shall have complied with Sections 5.6(c) (after taking into account the provisions of the last sentence of that Section) and 7.1(f), and (ii) immediately prior to or upon consummation of such Superior Transaction, the Buyer shall receive cash consideration for all of its shares of Company Common Stock as set forth in the definition of Superior Transaction in Section 5.6(g)(ii). In addition, the Buyer shall, and shall cause each of its Affiliates that owns shares of Company Common Stock to, execute and deliver to the other party to a definitive agreement relating to a Superior Transaction that has been agreed and entered into by the Company at the time such agreement is entered into, a support agreement in the form attached as EXHIBIT C (the "SUPPORT AGREEMENT"), upon the written request of such party.

          Section 5.3 STRATEGIC ALLIANCE AGREEMENT; SERIES A PREFERRED STOCK.
(a) In all respects not inconsistent with the terms and provisions of this Section, the Strategic Alliance Agreement shall continue to be in full force and effect in accordance with the terms and subject to the conditions thereof, and the execution, delivery and performance (other than consummation) hereof, or the execution, delivery and performance (other than consummation) of an agreement providing for a Superior Transaction (in compliance with the terms hereof), shall not constitute an "Early Termination Event" thereunder; PROVIDED that, upon the Effective Time or consummation of a Superior Transaction, in compliance with the terms hereof, the Strategic Alliance Agreement shall be terminated and shall cease to have any force or effect, and provided further that it is explicitly understood and agreed that nothing in the Strategic Alliance Agreement or herein shall prevent, limit or restrict in any way the right of the Buyer and its Affiliates to make, in response to any matter of which the Buyer is notified in accordance with Section 5.6(c) or of which the Buyer otherwise becomes aware or for any other reason or no reason, an offer, proposal or inquiry with respect to an improvement or modification in favor of the Company and its shareholders in the terms of the transaction to be effected hereby, or to enter into any negotiation or discussion relating thereto, or to make what would be a Superior Proposal with respect to any Superior Transaction entered into by the Company in connection with or following the termination of this Agreement (or to make any inquiry with respect thereto, or to enter into any negotiation or discussion relating thereto). The Company, the Buyer and SUSA hereby acknowledge and agree that the negotiations leading to, or the entering into, this Agreement, the exercise of any rights hereunder in accordance with and subject to the terms hereof (including the rights afforded to the Sellers under Sections 5.6(f) and 7.1(f) of this Agreement), and the consummation of any of the transactions contemplated by this Agreement shall not, in any event, constitute a violation or attempted violation by any of such parties of any provision of the Strategic Alliance Agreement (or of any provision of the Company Charter or the Company Bylaws), and each such party hereby irrevocably waives any claim in connection therewith against any of the other par-ties or their respective Representatives, including for purposes of Section 7.8 of the Strategic Alliance Agreement.

          (b) At or prior to the Closing, and from time to time thereafter, the Buyer shall take all action necessary and appropriate to designate or cause to be designated 650,000 shares of preferred stock of the general partner of the Surviving Partnership as "8 7/8% Series A Cumulative Redeemable Preferred Stock," having substantially the same terms as the Company's Series A Preferred Stock (as defined in the Company Charter).

          Section 5.4 PUBLIC ANNOUNCEMENTS. Subject to each party's disclosure obligations imposed by law and any stock exchange or similar rules, the Company and the Buyer will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and any of the transactions contemplated hereby.

          Section 5.5 CONDUCT OF THE BUSINESS. Except as expressly provided herein or contemplated hereby or as consented to in writing by the Buyer, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with the terms hereof or the Closing Date, the Company shall, and shall cause each of its Subsidiaries to, act and carry on its business in the ordinary course of business consistent with past practice and use commercially reasonable efforts, consistent with past practice, to maintain and preserve its and each Subsidiary's business organization, assets and properties, keep available the services of its present officers and employees and preserve its advantageous business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it. Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with the terms hereof or the Closing Date, the Company shall not, and shall not permit any of its Subsidiaries to, except as set forth on Schedule 5.5, directly or indirectly, do any of the following without the prior written consent of the Buyer, except as expressly provided herein or contemplated hereby:

          (a) except for the redemption of SUSA Units for Company Stock in the ordinary course of business, change the number of shares of the authorized or issued capital stock (or equivalent thereof) of the Company or such Subsidiary or issue or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to the authorized or issued capital stock (or equivalent thereof) of the Company or such Subsidiary (unless expressly required by the terms of a Company Plan or preexisting Employment Arrangement, in each case, as in effect as of the date of this Agreement), or any securities convertible into shares of such stock (including, in the case of the Company, SUSA Units), or split, combine or reclassify any shares of the capital stock (or equivalent thereof) of the Company or such Subsidiary or declare, set aside or pay any extraordinary dividend (except for Permitted Dividends or as may be required to comply with the requirements of Section 5.11), other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock (or equivalent thereof) of the Company or such Subsidiary, or redeem or otherwise acquire any shares of such stock (or equivalent thereof), or take any action that would cause the Conversion Factor (as defined in the SUSA Agreement) to be other than 1.0;

          (b) except as permitted by Section 5.5(l), issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of the capital stock (or equivalent thereof) of the Company or such Subsidiary, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares or securities (other than the issuance of shares of Company Common Stock upon the exercise of Company Options outstanding on the date of this Agreement in accordance with their present terms);

          (c) amend the Company Charter or the Company Bylaws or the organizational documents of such Subsidiary (including the SUSA Agreement), except as provided n this Agreement;

          (d) acquire by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock (or equivalent thereof) of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof, other than acquisitions of self storage facilities and related assets in the ordinary course of business consistent with past practice;

          (e) except for the sale of inventory or the sale or lease of self storage facilities and related assets in the ordinary course of business consistent with past practice or as otherwise provided in this Section 5.5, sell, lease, license, pledge, encumber, assign, dispose of or otherwise transfer (including by means of a contribution to a partnership or joint venture) any Company Properties or other material asset of the Company or such Subsidiary (including any contracts or stock (or equivalent thereof) of the Company's Subsidiaries);

          (f) except to the extent expressly contemplated by this Agreement, enter into an agreement with respect to any merger, consolidation, liquidation or business combination, or any acquisition or disposition of all or substantially all of the assets or securities of the Company or any of its Subsidiaries;

          (g) (A) incur any indebtedness for borrowed money in excess of $50,000 individually or $150,000 in the aggregate, (B) issue, sell or amend any debt securities or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (C) make any loans, advances or capital contributions (other than as expressly required by the terms of the Property Joint Ventures) to, or investment in, or repay any indebtedness owing to (except as contemplated hereby with the Loan Repayment Amount or the SUSA Subsidiaries Amount or as expressly required by the terms of any contract, as set forth on Schedule 5.5(g)), any person other than the Company or any of its direct or indirect wholly owned Subsidiaries or (D) enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in commodities prices or exchange rates;

          (h) make any capital expenditures or other expenditures in excess of $150,000 in the aggregate with respect to property, plant or equipment for the Company or its Subsidiaries (or, with respect to Company Properties, in the Capital Expenditure Budget and Schedule or as may be required to correct any material deficiencies in the Company Properties that are discovered after the date hereof, and with respect to Projects, in the Development Budget and Schedule, respectively);

          (i) make any changes in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or, except as so required, change any method of calculating any bad debt, contingency or other reserve;

          (j) knowingly modify, amend or terminate in any adverse manner any contract or agreement to which the Company or any of its Subsidiaries is party involving payments to or from the Company in excess of $100,000 in any twelve month period, or knowingly waive, release or assign any material rights or claims in an adverse manner (including any write-off or other adverse compromise of any material accounts receivable of the Company or any of its Subsidiaries);

          (k) enter into any contract or agreement requiring the Company or any of its Subsidiaries to make payments in excess of $100,000 in any twelve month period;

          (l) except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof or as contemplated by
     Section 5.9, (A) adopt, enter into, terminate or amend any employment, severance or similar agreement or other Company Plan for the benefit or welfare of any current or former director, officer, Employee or consultant or any collective bargaining agreement, (B) increase the compensation or fringe benefits of, or pay any bonus to, any director, officer, Employee or consultant, (C) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards, (D) pay any material benefit not provided for as of the date of this Agreement under any Company Plan, (E) grant any awards under any bonus, incentive, performance or other Company Plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any Company Plans or awards made thereunder, or (F) take any action to fund or in any other way secure the payment of compensation or benefits under any Company Plan;

          (m) make or rescind any material Tax election, settle or compromise any material Tax liability or make any material amendment to any Tax return;

          (n) initiate, compromise or settle any litigation or arbitration proceeding relating to this Agreement or the transactions contemplated hereby (and subject to Section 5.12) or material to the Company and its Subsidiaries, taken as a whole;

          (o) open or close any facility or office material to the Company and its Subsidiaries, taken as a whole;

          (p) adopt or implement any shareholder rights plan or similar device or arrangement; or

          (q) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or any action which would materially impair or prevent the satisfaction of any conditions in Article 6.

          Section 5.6 NO SOLICITATION. (a) NO SOLICITATION OR NEGOTIATION. Except as expressly permitted by this Section, during the period from and including the 46th day following the date of this Agreement (the "NO-SOLICITATION START DATE") until the termination of this Agreement in accordance with the terms hereof (the "NO-SOLICITATION PERIOD"), the Company shall not, nor shall it cause, authorize or permit any of its Subsidiaries or Affiliates or any of its or their Representatives to, directly or indirectly:

               (i) solicit, initiate, encourage or take any other action to facilitate any inquiries or the making of any proposal or offer that constitutes, relates to, or could reasonably be expected to lead to, any Acquisition Proposal; or

               (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any person any information with respect to, assist or participate in any effort or attempt by, or otherwise cooperate in any way with, any person with respect to, any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal.

Notwithstanding the foregoing, but subject to Section 5.6(f), in response to an Acquisition Proposal that did not result or arise from a breach of this Section, and subject to compliance with Section 5.6(c), the Company may (x) furnish information, including non-public information, with respect to the Company to any person (and the Representatives of such persons) making an Acquisition Proposal that the Special Committee determines in good faith (after consultation with outside counsel and its financial advisor) is a Superior Proposal, pursuant to a customary confidentiality agreement containing customary standstill provisions) and (y) engage in discussions or negotiations with such person and its Representatives regarding any such Superior Proposal. Without limiting the foregoing, it is agreed that any violation of any of the restrictions set forth in this Section 5.6(a) by any Affiliate or Representative of the Company or any of its Subsidiaries, whether or not such person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a violation of such restrictions.

          (b) NO CHANGE IN RECOMMENDATION OR ALTERNATIVE ACQUISITION AGREEMENT. The Company Board and the Special Committee shall not, during the No-Solicitation Period:

               (i) except as set forth in this Section 5.6(b), withdraw or publicly propose to withdraw or modify in any manner adverse to the Buyer or publicly propose to modify in any manner adverse to the Buyer, its approval or recommendation of this Agreement or the transactions contemplated hereby;

               (ii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an "ALTERNATIVE ACQUISITION AGREEMENT") constituting or relating to any Acquisition Proposal other than a confidentiality agreement referred to in Section 5.6(a) entered into in the circumstances referred to in such Section 5.6(a); or

               (iii) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Acquisition Proposal.

Notwithstanding the foregoing, the Company Board and the Special Committee may, during such period, (x) withdraw or publicly propose to withdraw or modify or publicly propose to modify in a manner adverse to the Buyer its approval or recommendation of this Agreement and the transactions contemplated hereby, if the Company Board or the Special Committee determines in good faith (after consultation with the Company's or the Special Committee's outside counsel and the financial advisor for the Special Committee) that an Acquisition Proposal constitutes a Superior Proposal as to which the Company intends to enter into a binding written agreement as provided in Section 7.1(f) and (y) adopt, approve or recommend, or propose to adopt, approve or recommend, any Superior Proposal subject to compliance with Section 7.1(f).

          (c) NOTICES TO THE BUYER. The Company shall promptly advise the Buyer orally, with written confirmation to follow within 24 hours of the occurrence of the event or circumstance giving rise to the Company's obligation under this
Section 5.6(c), of the Company's receipt of any Acquisition Proposal or any material negotiation or discussion concerning the material economic terms and material conditions of such Acquisition Proposal made by any person(s), and the identity of the person(s) making or engaging in any such Acquisition Proposal, negotiation or discussion (including a copy of any such Acquisition Proposal, or negotiation or discussion, if in writing). The Company shall promptly inform the Buyer orally, with written confirmation to follow within 24 hours of the occurrence of the event or circumstance giving rise to the Company's obligation under this Section 5.6(c), of all material changes or material modifications to the economic terms of any such Acquisition Proposal, negotiation or discussion (including a copy thereof, if in writing). The Company shall also notify the Buyer orally, with written confirmation to follow within 24 hours, of the identity of any entity that has requested or been granted access to the data room maintained by the Company (but in each case only in the first instance thereof by any such entity). Notwithstanding the foregoing, if the Company, acting in good faith, has immaterially or inadvertently breached its obligations under this Section 5.6(c), it shall nevertheless not in any event be considered a breach hereof, if, no less than three Business Days prior to entering into an agreement with respect to any Acquisition Proposal, the Company shall have provided the Buyer with the then-current material business terms of such Acquisition Proposal, including any then-current written proposal or agreement embodying such Acquisition Proposal (but not including any drafts or other obsolete or superseded materials). For purposes of this Section 5.6(c), the Company's receipt of any Acquisition Proposal or any material negotiation or discussion concerning the material economic terms and material conditions of any Acquisition Proposal (or subsequent communications relating thereto and described herein, including material changes or material modifications to any Acquisition Proposal) shall be solely limited to communications made to or which become known to any one of Messrs. Dean Jernigan, Christopher Marr, Alan Graf, John McCann, Fred Caven, Scott Mohr, Gilbert Menna or Randy Parks. For purposes of this Section 5.6(c) and notwithstanding Section 8.4 to the contrary, notices under this Section shall be deemed to have been given by the Company to the Buyer only if sent by (i) any one of Messrs. Dean Jernigan, Christopher Marr, Alan Graf, John McCann, Fred Caven, Scott Mohr, Gilbert Menna or Randy Parks by electronic mail (with con-firmation by fax in the manner and to the persons set forth in Section 8.4), to
(ii) the attention of all of Messrs. Ronald Blankenship (rblankenship@securitycapital.com), Paul Szurek (pszurek@securitycapital.com), Jeffrey Klopf (jklopf@securitycapital.com), Murray McCabe (murray.mccabe@jpmorgan.com) and Adam Emmerich (aoemmerich@wlrk.com), or, with the consent of any one or more of such named recipients, by other confirmed delivery to him alone or such other of such recipients as he may specify.

          (d) CERTAIN PERMITTED DISCLOSURE. Nothing contained in this Section
5.6 or elsewhere in this Agreement shall be deemed to prohibit the Company from taking and disclosing to its shareholders a position with respect to a tender offer contemplated by Rule 14e-2(a) and related Item 1012(a) of Regulation M-A promulgated under the Exchange Act or from making any other disclosure to its shareholders or in any other regulatory filing if, in the good faith judgment of the Company Board or the Special Committee, based on the advice of outside counsel, failure to so disclose would be inconsistent with their or the Company's obligations under applicable law.

          (e) CESSATION OF ONGOING DISCUSSIONS. During the No-Solicitation Period, subject to the provisions of the penultimate sentence of Section 5.6(a), the Company shall, and shall cause its Subsidiaries and its and their Affiliates and Representatives to, cease immediately all discussions and negotiations commenced on or prior to the No-Solicitation Start Date regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal. From and after the No-Solicitation Start Date, the Company shall use commercially reasonable efforts to have all copies of all nonpublic information it or its Subsidiaries and its and their Representatives have distributed since the date hereof, to persons who have executed a confidentiality agreement in connection with such person's consideration of an Acquisition Proposal, destroyed or returned to the Company as soon as possible.

          (f) PERMITTED PERIOD. It is understood and agreed that none of the limitations set forth in this Section 5.6 (other than Section 5.6(c)) with respect to the solicitation, negotiation or furnishing of information with respect to Acquisition Proposals shall apply during the period from (and including) the date of this Agreement to (but excluding) the No-Solicitation Start Date (the "PERMITTED PERIOD").

          (g) DEFINITIONS. For purposes of this Agreement:

               "ACQUISITION PROPOSAL" means any proposal, offer or inquiry by any person or group (as defined in Section 13(d)(3) under the Exchange Act) (other than the Buyer or any of its Affiliates or any group including Buyer or any of its Affiliates) (i) for or with respect to or relating to a merger, consolidation, dissolution, sale of substantial assets, tender offer, recapitalization, share exchange or other business combination or similar transaction (or series of transactions) involving the Company and its Subsidiaries, taken as a whole, (ii) for or with respect to or relating to a transaction pursuant to which the Company or any of its Subsidiaries issues or would issue, or such person or group acquires or would acquire, over 15% of the equity securities of the Company or such Subsidiary or
     (iii) for or with respect to or relating to a transaction pursuant to which such person or group acquires or would acquire in any manner, directly or indirectly, over 15% of the consolidated total assets of the Company, in each case, other than the transactions contemplated by this Agreement. Any Superior Proposal shall also be deemed an Acquisition Proposal for the purposes hereof.

               "SUPERIOR PROPOSAL" means any unsolicited, bona fide written proposal made by a third party to effect a Superior Transaction.

               "SUPERIOR TRANSACTION" means the acquisition or cancellation of all of the common equity securities of the Company pursuant to or in connection with a tender or exchange offer, a merger, a consolidation, a sale of all or substantially all of its assets or similar transaction:

               (i) on terms which the Special Committee determines in its good faith judgment to be more favorable from a financial point of view to the holders of Company Common Stock than the transactions contemplated by this Agreement (based on the advice of a nationally recognized independent financial advisor), taking into account all the terms and conditions of such transaction (including the financial terms thereof and the likelihood of such a proposal being completed) and this Agreement (including any written proposal by the Buyer to amend the terms of this Agreement);

               (ii) (w) in which all of the holders of Company Common Stock (except as set forth in clause (z) below) and all of the holders of SUSA Units (other than the Company) would have the right to receive consideration, in the form of cash and/or securities (and which securities will be publicly traded and listed on the NYSE, AMEX or NASDAQ following consummation of the Superior Transaction), in a per share amount in excess of $42 (with the value of any common stock or security determined at the time the Superior Transaction is entered into, based upon the Trailing Average (as to any such security, if such security is publicly traded and listed on the NYSE, AMEX or NASDAQ prior to the time the Superior Transaction is entered into) or the Agreed Value (as to any such security, if such security is not publicly traded and listed on the NYSE, AMEX or NASDAQ prior to the time the Superior Transaction is entered into)), (x) in which SUSA's limited partners (other than the Company) have the right, at their sole discretion, to remain as limited partners of SUSA or a successor limited partnership on terms comparable to those contemplated by this Agreement or otherwise to continue their equity interest and tax deferred status, (y) which does not prohibit the Buyer from being able to propose any amendments to the terms of this Agreement to make them more favorable from a financial point of view to the holders of Company Common Stock than the Superior Transaction, and (z) in which the consideration to be received by the Buyer for all of its shares of Company Common Stock is payable, and is paid, prior to or simultaneously with the payment of the consideration to be received by holders of Company Common Stock other than the Buyer, entirely in cash (and, if any Company shareholders are to receive or have the option to receive any securities, in an amount per share equal to the greatest of (A) if only cash consideration is payable on any shares of Company Common Stock, the per share cash consideration payable on such shares,
          (B) if only securities are payable on any shares of Company Common Stock, an amount in cash equal to value of such securities determined at the time the Superior Transaction is entered into (with the value of any such securities determined at the time the Superior Transaction is entered into, based upon the Trailing Average, as to securities that are publicly traded and listed on the NYSE, AMEX or NASDAQ prior to the time the Superior Transaction is entered into, or the Agreed Value, as to any such securities which are not publicly traded and listed on the NYSE, AMEX or NASDAQ prior to the time the Superior Transaction is entered into) and (C) if a combination of cash and securities is payable as consideration for any shares of Company Common Stock, an amount in cash equal to the sum of the values determined in accordance with clause (A), with respect to the cash portion of the per share consideration payable to holders of Company Common Stock, and clause
          (B), with respect to the securities portion of the per share consideration payable to holders of Company Common Stock); and

               (iii) that is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such transaction, within the same time-period as the Take-Along Period (giving due consideration to the respective dates the Buyer and such person executed definitive agreements with the Company) and with a likelihood of successful consummation not less favorable than those applicable to the transactions contemplated hereby.

           "TRAILING AVERAGE", with respect to any publicly traded security listed on the NYSE, AMEX or NASDAQ, means the average Closing Price (as defined below) of such security on the fifteen consecutive Trading Days (as defined below) immediately preceding the date of determination. "TRADING DAY", with respect to any security, means a day on which such security is traded on the national securities exchange or quotation system or in the over-the-counter market used to determine Closing Prices for such security. "CLOSING PRICE" of a security on any day means the last reported sale price, regular way, of such security on such day, or, in case no such sale takes place on such day, the average of the reported closing per share bid and asked prices, regular way, of such security on such day, in each case, on the national securities exchange or quotation system or in the over-the-counter market on which such security is listed or admitted to trading or quoted.

          "AGREED VALUE", with respect to any security not publicly traded and listed on the NYSE, AMEX or NASDAQ, means an amount equal to what the Special Committee's and the Buyer's respective financial advisors mutually agree would be the Trailing Average, were such securities then publicly listed and traded on the NYSE, AMEX or NASDAQ, or, in the event that such financial advisers are unable to reach agreement as to such hypothetical Trailing Average within 5 days after a written request by the Buyer or the Company, as may be determined by the investment banking firm appointed pursuant to Schedule 5.6(g). Any mutual determination of the financial advisors or determination by the investment banking firm appointed pursuant to this definition shall be final and binding on the parties.

          Section 5.7 INFORMATION AND ACCESS. From the date hereof until the Closing (a) the Company shall, and shall cause its Subsidiaries to, afford to the Buyer and its Representatives full and reasonable access during normal business hours (and at such other times as the parties may mutually agree) to the properties, books, contracts, commitments, records and appropriate personnel of the Company and such Subsidiaries and, during such period, shall furnish promptly to the Buyer (i) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of the Securities Laws or the HSR Act, and (ii) all other information concerning the businesses, assets or personnel of the Company and such Subsidiaries or the Company Properties as the Buyer may reasonably request, and (b) without limiting the generality of the foregoing, the Buyer shall have the right to conduct or cause to be conducted, at the Buyer's expense, an environmental, physical, structural, electrical, mechanical and other inspection and review of any Company Properties or request that the Company update, at the Buyer's expense, any existing reports, reviews or inspections thereof, in which case the Company shall promptly cause its reports, reviews and inspections to be so updated by the firm or person who prepared such report or conducted such review or inspection. The Buyer and its Representatives shall, in the exercise of the rights described in this Section, not unduly interfere with the operation of the businesses of the Company or its Subsidiaries or unduly interfere with, restrict or restrain the access of other persons to the properties, books, contracts, commitments, records and senior management of the Company and such Subsidiaries during the Permitted Period or otherwise unduly impair the ability of the Company to receive a Superior Proposal during the Permitted Period. No information or knowledge obtained in any investigation pursuant to this Section or otherwise shall affect or be deemed to modify any representation or warranty of the Sellers contained in this Agreement or the conditions to the obligations of the parties to consummate the transactions contemplated hereby.

          Section 5.8 NOTIFICATION OF CERTAIN MATTERS. The Buyer and the Company shall use commercially reasonable efforts to give reasonably prompt notice to each other of the occurrence, or failure to occur, of any event, known to such party, which occurrence or failure to occur would be reasonably likely to result in (a) a breach of any representation or warranty of such party contained in this Agreement or (b) the failure of any covenant, condition or agreement to be complied with or satisfied by such party under this Agreement. In furtherance of and without limiting the forgoing, the Buyer shall use commercially reasonable efforts to (i) inform the Company if the Buyer no longer expects that all of the funds, to the extent necessary, will be available pursuant to the Buyer Financing at the Closing, and (ii) reasonably promptly apprise the Company of circumstances relating to the Buyer Financing upon reasonable request of the Company from time to time prior to the Closing. Notwithstanding the foregoing, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party's obligation to consummate the transactions contemplated hereby.

          Section 5.9 EMPLOYEE MATTERS.

          (a) The Buyer agrees to comply with the terms of all employment and change-in-control agreements set forth (and designated as such) on Schedule 3.13(a). After the date hereof until the Closing, neither the Company Board nor any committee thereof nor any officer of the Company shall take any action that would cause any amount to become due or payable or to be paid under any Employee Arrangement as a result of the execution hereof, the Purchase, the Redemption or the Merger or any other matter contemplated hereby.

          (b) Nothing in this Agreement (other than Section 5.10), express or implied, shall create a third-party beneficiary relationship or otherwise confer any benefit, entitlement, or right upon any person other than the parties hereto, including any right to employment or continued employment for any specified period, of any nature or kind whatsoever.

          Section 5.10 D&O Insurance; INDEMNIFICATION. (a) From and after the Closing, the Surviving Partnership and the Buyer shall, jointly and severally, to the fullest extent permitted by Tennessee law for a period of six years from the Closing, indemnify, hold harmless and provide advancement of expenses to, each present and former director, trustee and officer of the Company or any of its Subsidiaries and each person who becomes prior to the Effective Time a director, trustee or officer of the Company or any of its Subsidiaries (each, an "INDEMNIFIED PARTY" and, collectively, the "INDEMNIFIED PARTIES"), from, against and with respect to any costs or expenses (including attorneys' fees), judgments, fines, penalties, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, which acts or omissions existed or occurred at or prior to the Effective Time, including any acts or omissions related to this Agreement or the transactions contemplated hereby (an "INDEMNIFIABLE ACTION"), whether asserted or claimed prior to, at or after the Effective Time, to the maximum extent that the Company would then be obligated to indemnify, hold harmless and advance expenses under the Company Charter or the Company Bylaws if the same were then in effect.

          (b) From and after the Closing, the Buyer shall control the defense of any Indemnifiable Action with counsel selected by the Buyer, which counsel shall be reasonably acceptable to the Indemnified Party; PROVIDED, HOWEVER, that the Indemnified Party shall, at such party's expense, be permitted to participate in such defense with counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to the Buyer. Notwithstanding the foregoing, if there is any conflict of interest between the Buyer and any Indemnified Party or there are additional material defenses available to any Indemnified Party, such Indemnified Party shall be permitted to participate in the defense of such Indemnifiable Action with counsel selected by such Indemnified Party, which counsel shall be reasonably acceptable to the Buyer, and the Buyer shall pay the reasonable fees and expenses of such counsel, as accrued and in advance of the final disposition of such Indemnifiable Action to the fullest extent permitted by Tennessee law; PROVIDED, HOWEVER, that, notwithstanding any other provision of this Section 5.10(b), the Buyer shall not be obligated to pay fees and expenses of more than one such counsel (plus local counsel) for all Indemnified Parties in any single Indemnifiable Action.

          (c) For a period of six years after the Closing, the Buyer shall, or shall cause one of its Affiliates to maintain (to the extent available in the market) in effect a directors' and officers' liability insurance policy covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy (a complete and accurate copy of which has been delivered or made available to the Buyer prior to the date of this Agreement) with coverage in amount and scope at least as favorable to such persons as the Company's existing coverage with respect to acts or failures to act occurring prior to the Effective Time.

          (d) From and after the Effective Time, the Buyer and the Surviving Partnership will, jointly and severally, fulfill and honor in all respects the obligations of the Company pursuant to the indemnification agreements between the Company and its directors and officers in effect immediately prior to the date hereof and set forth on Schedule 5.10(d).

          (e) If Buyer or the Surviving Partnership or any of their respective successors or assigns (i) shall consolidate with or merge into any other person and shall not be the continuing or surviving person of the consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any person, then in each such case, proper provisions shall be made so that the successors and assigns of the Buyer or the Surviving Partnership shall assume all of the obligations set forth in this Section 5.10.

          (f) The provisions of this Section 5.10 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and representatives.

          Section 5.11 REIT STATUS. From and after the date hereof until the Closing, the Company will comply with all applicable laws, rules and regulations of the Code relating to a REIT, and will not take any action or fail to take any action which would reasonably be expected to, alone or in conjunction with any other factors, result in the loss of its status as a REIT for federal income tax purposes. For purposes of determining whether a dividend, other than a Permitted Dividend, is required to be paid in order to comply with this covenant, the parties agree that both the distribution of the Share Consideration in the Merger and the Buyer Amount paid to the Buyer in redemption of its Company Common Stock, to the extent that such transactions are scheduled to occur during the applicable tax year, shall be treated as a distribution qualifying for a dividends paid deduction under Sections 561 and 562 of the Code to the extent provided therein.

          Section 5.12 SHAREHOLDER LITIGATION. Until the earlier of the termination of this Agreement in accordance with its terms or the Closing Date, the Company shall afford the Buyer the opportunity to participate, at the Buyer's expense and with separate counsel, in the defense or settlement of any shareholder litigation against the Company or the Company Board relating to this Agreement or any of the transactions contemplated hereby, it being understood that the Company shall be entitled to settle any such litigation, but only with the Buyer's prior written consent, which will not be unreasonably withheld or delayed.

          Section 5.13 PURCHASE PRICE ALLOCATION. The Purchase Price, the Transferred Liabilities and any other capitalized item (including SUSA liabilities treated as additional purchase price under Section 752) shall be allocated among the SUSA Interest and the Other Assets in a manner consistent with a schedule to be provided by the Buyer to the Company at or prior to the Closing (the "PURCHASE PRICE ALLOCATION"). The Buyer and the Company shall each file Form 8594 (Asset Acquisition Statement Under Section 1060) on a timely basis reporting the allocation of the Purchase Price consistent with such Purchase Price Allocation. Except as may be required by law, the Buyer and the Company will (i) file, or cause to be filed, all Tax Returns in a manner consistent with the Purchase Price Allocation, as adjusted as a result of a substantial increase or decrease in the Purchase Price, if any, and (ii) may not take any action inconsistent therewith.

          Section 5.14 SALE OF SHARES BY THE BUYER. The Buyer agrees that, until the later of (i) termination hereof or (ii) the expiration of the Take-Along Period, it shall not sell, transfer, pledge or otherwise dispose of any shares of Company Common Stock (and it shall cause its Affiliates not to take any of the foregoing actions) other than to its (or their) Affiliates or in accordance with Section 5.2 of this Agreement. Each Affiliate of the Buyer that owns shares of Company Common Stock shall, and the Buyer shall cause any such Affiliate to, agree to be bound by the provisions of this Section 5.14.

                                   ARTICLE 6

                             CONDITIONS TO CLOSINGS

          Section 6.1 CONDITIONS TO OBLIGATIONS OF THE BUYER. The obligations of the Buyer to effect the transactions contemplated by this Agreement are subject to satisfaction on or prior to the Closing Date of each of the following conditions precedent, any of which may be waived in writing exclusively by the
Buyer:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Sellers contained herein shall have been true and correct in all respects on and as of the date hereof, and shall be true and correct in all respects on and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date (except, in any such case, for representations and warranties that speak as of a specific date or time, which need only be true and correct in all respects as of such date or time), other than, in all such cases, for such failures to be true and/or correct as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect (without regard, for purposes of this Section 6.1(a), to any materiality or Material Adverse Effect qualifications contained in such representations and warranties). The Sellers shall have delivered to the Buyer at the Closing certificates of appropriate officers dated the Closing Date to such effect.

          (b) COVENANTS. The covenants and agreements of the Sellers to be performed on or before the Closing Date in accordance with this Agreement (other than Section 5.8) shall have been duly performed in all material respects (without regard, for purposes of this Section 6.1(b), to any materiality qualifications contained in such covenants or agreements). The Sellers shall have delivered to the Buyer at the Closing certificates of appropriate officers dated the Closing Date to such effect.

          (c) NO MATERIAL ADVERSE CHANGE. No condition to lending or funding, under or in connection with the Buyer Financing, based upon or related to a material disruption of, or material adverse change in, financial, banking or capital market conditions shall have been invoked and be continuing after any applicable cooling off or similar period, in each case, with the effect that all or part of the Buyer Financing shall not be available to the Buyer.

          (d) HSR ACT. Any waiting period applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated, and no action shall have been instituted by the United States Department of Justice or the United States Federal Trade Commission challenging or seeking to enjoin the consummation of the transactions contemplated hereby, which action shall not have been withdrawn or terminated.

          (e) GOVERNMENTAL APPROVALS. Other than the filing of the Merger Certificate, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Authority (other than under the HSR Act) in connection with the Purchase, the Redemption, the Merger or the consummation of the other transactions contemplated by this Agreement, the failure of which to file, obtain or occur would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, shall have been filed, been obtained or occurred.

          (f) SHAREHOLDER APPROVAL. The Purchase, the Merger and the other transactions contemplated hereby shall have been approved by the requisite vote of the Company's shareholders under applicable law, the Company Charter and the Company Bylaws at a duly called meeting of such shareholders at which a quorum was present.

          (g) NO INJUNCTION. There shall not be in effect any order, decree or injunction of any Government Authority of competent jurisdiction which enjoins or prohibits consummation of any of the transactions contemplated hereby, and there shall be no pending Actions brought by any Government Authority (including a stop order or similar SEC proceeding with respect to the Proxy Statement) which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

          (h) TAX MATTERS. The Company shall not have terminated its election to be taxed as a REIT, and shall be in compliance with all applicable laws, rules and regulations, including the Code, necessary to permit it to be taxed as a REIT. The Company shall not have taken any action or have failed to take any action which would reasonably be expected to, alone or in conjunction with any other factors, result in the loss of its status as a REIT for federal income tax purposes.

          (i) PARTNERSHIP MATTERS. All action necessary or appropriate to issue the Additional Buyer Units and to admit the Buyer as the general partner and a limited partner, as applicable, of SUSA and Holdings, as set forth on Schedule 3.22(a), in each case, effective as of the Closing, shall have been duly taken, and the Company (including in its capacity as the sole general partner of SUSA and Holdings) shall have taken (and caused its Subsidiaries to take) all action necessary or appropriate to authorize the Purchase, the Redemption, the Merger, the issuance of the Additional Buyer Units and the other transactions contemplated hereby.

          (j) SUSA MANAGEMENT PURCHASE AGREEMENT. The transactions contemplated by the agreement (the "SUSA MANAGEMENT PURCHASE AGREEMENT"), between Dean Jernigan and the Buyer, dated as of the date hereof, pursuant to which Dean Jernigan will sell to the Buyer (or one or more of its Subsidiaries) and the Buyer (or such Subsidiaries) will purchase from Dean Jernigan, effective immediately prior to the Purchase, all of the shares of capital stock of SUSA Management, Inc. owned by Dean Jernigan; shall have been consummated in accordance with their terms.

          (k) OTHER DELIVERIES. The Sellers shall have made the deliveries to be made by the Sellers pursuant to Section 2.5(b)(ii) and (iii).

          Section 6.2 CONDITIONS TO OBLIGATIONS OF THE SELLERS. The obligation of the Sellers to effect the transactions contemplated by this Agreement is subject to satisfaction on or prior to the Closing Date of each of the following conditions precedent, any of which may be waived in writing exclusively by the
Company:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Buyer contained herein shall have been true and correct in all respects on and as of the date hereof, and shall be true and correct in all respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except, in any such case, for representations and warranties that speak as of a specific date or time, which need only be true and correct in all respects as of such date or time), other than, in all such cases, for such failures to be true and/or correct as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Buyer's ability to consummate the transactions contemplated hereby (without regard, for purposes of this Section 6.2(a), to any materiality or material adverse effect qualifications contained in such representations and warranties). The Buyer shall have delivered to the Sellers at the Closing a certificate of appropriate officers dated the Closing Date to such effect.

          (b) COVENANTS. The covenants and agreements of the Buyer to be performed on or before the Closing Date in accordance with this Agreement (other than Section 5.8) shall have been duly performed in all material respects (without regard, for purposes of this Section 6.2(b), to any materiality qualifications contained in such covenants or agreements). The Buyer shall have delivered to the Sellers at the Closing a certificate of appropriate officers dated the Closing Date to such effect.

          (c) HSR ACT. Any waiting period applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated, and no action shall have been instituted by the United States Department of Justice or the United States Federal Trade Commission challenging or seeking to enjoin the consummation of the transactions contemplated hereby, which action shall not have been withdrawn or terminated.

          (d) GOVERNMENTAL APPROVALS. Other than the filing of the Merger Certificate, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Authority (other than under the HSR Act) in connection with the Purchase, the Redemption, the Merger or the consummation of the other transactions contemplated by this Agreement, the failure of which to file, obtain or occur would, individually or in the aggregate, reasonably be expected to result in a material adverse effect on the ability of the Buyer to consummate the transactions contemplated hereby, shall have been filed, been obtained or occurred.

          (e) SHAREHOLDER APPROVAL. The Purchase, the Merger and the other transactions contemplated hereby shall have been approved by the requisite vote of the Company's shareholders under applicable law, the Company Charter and the Company Bylaws at a duly called meeting of such shareholders at which a quorum was present.

          (f) NO INJUNCTION. There shall not be in effect any order, decree or injunction of any Government Authority of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby.

          (g) OTHER DELIVERIES. The Buyer shall have made the deliveries to be made by the Buyer pursuant to Section 2.5(b)(ii).

                                   ARTICLE 7

                                  TERMINATION

          Section 7.1 TERMINATION. This Agreement may be terminated at any time (with respect to Sections 7.1(b) through 7.1(h), by written notice by the terminating party to the other party) as follows:

          (a) by mutual written consent of the Buyer and the Company; or

          (b) by either the Buyer or the Company, if the Purchase, the Redemption and the Merger shall not have been consummated by June 5, 2002 (the "OUTSIDE DATE"); or

          (c) by either the Buyer or the Company, if a Governmental Authority of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Purchase, the Redemption or the Merger (provided that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose material failure to fulfill any obligation under this Agreement, including
Section 5.1, has been the principal cause of or resulted in such order, decree ruling or action); or

          (d) by either the Buyer or the Company, if, at the meeting of Company shareholders (including any adjournment or postponement thereof permitted by this Agreement) at which a vote on the Purchase, the Merger and the other transactions contemplated hereby is taken, the requisite vote of such shareholders in favor of such transactions shall not have been obtained; or

          (e) by the Buyer, if, after the Permitted Period (i) the Company Board and the Special Committee shall have publicly withdrawn or modified in a manner adverse to the Buyer their recommendation of the Purchase or the Merger or (ii) the Company Board and the Special Committee fail to reconfirm their recommendation of the Purchase or the Merger within five Business Days after the Buyer so requests in writing (which five Business Day period will be extended for an additional five Business Days if the Company certifies to the Buyer prior to the expiration of the initial five Business Day period that the Company Board and the Special Committee are in good faith seeking to obtain additional information regarding their decision to reconfirm their recommendation of the Purchase or the Merger, as applicable); or

          (f) by the Company, if, prior to the meeting of the Company shareholders at which a vote on the Purchase, the Merger and the other transactions contemplated hereby is to be taken, the Company Board and the Special Committee have entered into a Superior Transaction; PROVIDED that:

               (i) the Company shall have complied with Section 5.6 in all material respects; and

               (ii) the Company shall, concurrently with such termination, pay the Buyer the termination fee required by Section 7.3(b); or

          (g) by the Buyer, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Sellers set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 6.1 not to be satisfied, and (ii) shall not have been cured within 30 days following receipt by the Company of written notice of such breach from the Buyer; or

          (h) by the Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Buyer set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 6.2 not to be satisfied, and (ii) shall not have been cured within 30 days following receipt by the Buyer of written notice of such breach from the Company.

          Section 7.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall immediately become void and have no effect, all rights and obligations of any party hereto shall cease and there shall be no liability or obligation on the part of the Buyer, the Sellers or their respective officers, directors, shareholders or Affiliates; PROVIDED that (i) any such termination shall not relieve any party hereto from liability for any willful breach of this Agreement and (ii) the provisions of Sections 5.2 and 5.4, this Section 7.2, Section 7.3 and Article 8 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

          Section 7.3 FEES AND EXPENSES. (a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Purchase, the Redemption, the Merger and the other transactions contemplated hereby are consummated; PROVIDED, HOWEVER, that the Company and the Buyer shall share equally (i) the filing fee of the Buyer's pre-merger notification report under the HSR Act and (ii) all fees and expenses, other than accountants' and attorneys' fees, incurred with respect to the printing, filing and mailing (as applicable) of the Proxy Statement, the Information Statement and the Schedule 13E-3, including any related preliminary materials and any amendments or supplements thereto. All fees and expenses payable pursuant to this Section 7.3 shall be paid by wire transfer of same-day funds.

          (b) The Company shall pay the Buyer (in full satisfaction of the Company's obligations hereunder) a termination fee of $22.5 million if this Agreement is terminated pursuant to Section 7.1(e) or 7.1(f).

          (c) Any fee due under Section 7.3(b) shall be paid by the Company, (i) in the event of a termination pursuant to Section 7.1(e), within one Business Day after the date of such termination, and (ii) in the event of a termination pursuant to Section 7.1(f), concurrently with (x) such termination, and (y) if requested in accordance with Section 5.2 prior to such termination, the execution of the Support Agreement in accordance with such Section 5.2.

          (d) The Sellers acknowledge that the agreements contained in this
Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Buyer would not enter into this Agreement. If the Company fails to promptly pay to the Buyer any fee due under this Section 7.3, the Company shall pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of The Chase Manhattan Bank, N.A. plus four percent per annum, compounded quarterly, from the date such fee was required to be paid.


                                    ARTICLE 8

                                  MISCELLANEOUS

          Section 8.1 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. The respective representations and warranties of the Sellers and the Buyer contained in this Agreement or in any instrument delivered pursuant to this Agreement shall expire with, and be terminated and extinguished upon, the Closing Date. This Section shall have no effect upon any other obligations of the parties hereto, whether to be performed before or after consummation of the transactions contemplated hereby.

          Section 8.2 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND, WITHOUT REFERENCE TO THE CHOICE OF LAW PRINCIPLES THEREOF.

          Section 8.3 ENTIRE AGREEMENT. This Agreement (including agreements incorporated herein) and the Schedules and Exhibits hereto contain the entire agreement between the parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to herein. Except as set forth in Section 5.10(e), this Agreement is not intended to confer upon any person not a party hereto (and their successors and assigns) any rights or remedies hereunder.

          Section 8.4 NOTICES. All notices and other communications hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by registered or certified mail, overnight delivery service or, to the extent receipt is confirmed, via facsimile, telecopy or telefax, to the appropriate address or number as set forth below.

Notices to the Company or the Trust shall be addressed to:

          Storage USA, Inc.
          175 Toyota Plaza, Suite 700
          Memphis, Tennessee 38103
          Attention: Chief Executive Officer
          Attention: General Counsel
          Telecopy Number: (901) 252-2174
          with a copy to:

          Goodwin Procter LLP
          Exchange Place
          Boston, Massachusetts  02109-2881
          Attention:  Gilbert G. Menna, P.C.
          Telecopy Number:  (617) 523-1231

          and to:

          Hunton & Williams
          Riverfront Plaza, East Tower
          951 East Byrd Street
          Richmond, Virginia  23219-4074
          Attention:  Randall S. Parks, Esq.
          Telecopy Number:  (804) 788-8218

Notices to the Buyer shall be addressed to:

          Security Capital Group Incorporated
          125 Lincoln Avenue
          Santa Fe, New Mexico  87501
          Attention:  Jeffrey A. Klopf, Esq.
          Telecopy Number:  (505) 982-2925

          with a copy to:

          Wachtell, Lipton, Rosen & Katz
          51 West 52nd Street
          New York, New York  10019
          Attention:  Adam O. Emmerich, Esq.
          Telecopy Number:  (212) 403-2000

Notices and other communications hereunder shall be deemed duly delivered (i) four Business Days after being sent by registered or certified mail (return receipt requested, postage prepaid), (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service or (iii) when actually received by the party for whom it is intended in all other cases. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner herein set forth.

          Section 8.5 SUCCESSORS AND ASSIGNS. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that the Buyer may substitute one or more of its wholly owned Subsidiaries for itself without consent of the other parties hereto, provided that the Buyer shall remain jointly and severally liable for all of its obligations under this Agreement. Subject to the preceding sen-tence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

          Section 8.6 AMENDMENTS AND WAIVERS. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought; PROVIDED that, after approval of the shareholders of the Company has been obtained as contemplated hereby, no amendment hereto shall be made which by law requires further approval by such shareholders without such further approval. Any party hereto may, only by an instrument in writing, waive compliance by any other party with any term or provision hereof on the part of such other party hereto to be performed or complied with. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, and any waiver pursuant to this Section 8.6 by any party hereto of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach.

          Section 8.7 INTERPRETATION; ABSENCE OF PRESUMPTION. (a) For the purposes hereof, (i) words in the singular shall be held to include the plural and VICE VERSA and words of one gender shall be held to include the other gender as the context requires, (ii) the terms "hereof," "herein," and "herewith" and words of similar import shall, unless the context otherwise requires, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit and Schedule references shall be deemed to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified, (iii) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless otherwise specified, (iv) Section, Article and other headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement, and (v) provisions shall apply, when appropriate, to successive events and transactions.

          (b) This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

          Section 8.8 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that shall achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

          Section 8.9 FURTHER ASSURANCES. The parties hereto agree that, from time to time, whether before, at or after the Closing Date, each of them will execute and deliver such further instruments of conveyance and transfer and take such other action as may be necessary to carry out the purposes and intents of this Agreement.

          Section 8.10 REMEDIES. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which the parties are entitled at law or in equity.

          Section 8.11 SUBMISSION TO JURISDICTION. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in any federal or state court located in the State of Maryland, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.4 as to giving notice hereunder shall be deemed effective service of process on such party.

          Section 8.12 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

          Section 8.13 COUNTERPARTS AND SIGNATURE. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission.

          Section 8.14 POST-CLOSING TAX MATTERS. The Buyer shall use its commercially reasonable best efforts to cause any dividends paid by the Company during the Company's tax-able year ending with the Effective Time to be designated as "capital gain dividends" within the meaning of Section 857(b)(3) of the Code to the extent permitted under applicable law. The Buyer and SUSA will not take any action following the Closing that is inconsistent with the Company's status as a REIT for any period prior to the Closing.

          IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties hereto as of the day first above written.

                               STORAGE USA, INC.


                               By: /s/ Dean Jernigan
                                   ---------------------------------
                                   Name:  Dean Jernigan
                                   Title: Chairman, Chief Executive
                                          Officer and President


                               STORAGE USA TRUST


                               By: /s/ Dean Jernigan
                                   ---------------------------------
                                   Name:  Dean Jernigan
                                   Title: Chairman, Chief Executive
                                          Officer and President


                               SUSA PARTNERSHIP, L.P.


                               By: /s/ Dean Jernigan
                                   ---------------------------------
                                   Name:  Dean Jernigan
                                   Title: Chairman, Chief Executive
                                          Officer and President


                               SECURITY CAPITAL GROUP INCORPORATED


                               By: /s/ C. Ronald Blankenship
                                   ---------------------------------
                                   Name:  C. Ronald Blankenship
                                   Title: Vice Chairman and
                                          Chief Operating Officer